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                                                                    EXHIBIT 2.01

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                            ASSET PURCHASE AGREEMENT


                          Dated as of November 20, 2000

                                      Among


                                   CREE, INC.,

                          a North Carolina corporation

                                    "PARENT,"


                            ZOLTAR ACQUISITION, INC.,

                          a North Carolina corporation

                                    "NEWCO,"


                                       and


                             SPECTRIAN CORPORATION,

                             a Delaware corporation

                                   "SPECTRIAN"

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                                TABLE OF CONTENTS

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ASSET PURCHASE AGREEMENT ...........................................................................3

ARTICLE 1 DEFINITIONS ..............................................................................3

         SECTION 1.1  DEFINITIONS ..................................................................3
         SECTION 1.2  INTERPRETATION ...............................................................9

ARTICLE 2 SALE AND PURCHASE OF ACQUIRED ASSETS AND LIABILITIES .....................................9

         SECTION 2.1  PURCHASE AND SALE ............................................................9
         SECTION 2.2  ACQUIRED ASSETS AND EXCLUDED ASSETS ..........................................9
         SECTION 2.3  ASSUMPTION OF BUSINESS LIABILITIES AND OBLIGATIONS ..........................12

ARTICLE 3 PURCHASE PRICE ..........................................................................14

         SECTION 3.1  THE PURCHASE PRICE ..........................................................14

ARTICLE 4 THE CLOSING .............................................................................15

         SECTION 4.1  CLOSING DATE ................................................................15
         SECTION 4.2  TRANSACTIONS TO BE EFFECTED AT THE CLOSING ..................................15

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF SPECTRIAN .............................................16

         SECTION 5.1  SPECTRIAN'S ORGANIZATION; GOOD STANDING .....................................16
         SECTION 5.2  AUTHORITY; EXECUTION AND DELIVERY ...........................................16
         SECTION 5.3  CONSENTS AND APPROVALS; NO VIOLATIONS .......................................16
         SECTION 5.4  FINANCIAL STATEMENTS ........................................................16
         SECTION 5.5  TITLE TO ACQUIRED ASSETS ....................................................16
         SECTION 5.6  ABSENCE OF CERTAIN CHANGES OR EVENTS ........................................17
         SECTION 5.7  EMPLOYMENT MATTERS ..........................................................17
         SECTION 5.8  EMPLOYEE BENEFIT PLANS ......................................................18
         SECTION 5.9  LITIGATION ..................................................................18
         SECTION 5.10 COMPLIANCE WITH LAWS ........................................................18
         SECTION 5.11 CONTRACTS ...................................................................19
         SECTION 5.12 NO BROKERS ..................................................................20
         SECTION 5.13 INTELLECTUAL PROPERTY .......................................................20
         SECTION 5.14 ACCREDITED INVESTOR STATUS ..................................................21
         SECTION 5.15 RELIANCE ON EXEMPTIONS ......................................................21
         SECTION 5.16 TRANSFER OR RESALE ..........................................................21
         SECTION 5.17 LEGENDS .....................................................................22
         SECTION 5.18 ENVIRONMENTAL COMPLIANCE ....................................................22
         SECTION 5.19 ALL ASSETS OF BUSINESS; CONDITION OF ACQUIRED ASSETS ........................24
         SECTION 5.20 TAXES .......................................................................24
         SECTION 5.21 INVENTORY ...................................................................24
         SECTION 5.22 MANUFACTURING YIELDS ........................................................24

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF NEWCO AND PARENT ......................................25

         SECTION 6.1  ORGANIZATION AND QUALIFICATION ..............................................25
         SECTION 6.2  CAPITALIZATION ..............................................................25
         SECTION 6.3  AUTHORITY; EXECUTION AND DELIVERY ...........................................25
         SECTION 6.4  CONSENTS AND APPROVALS; NO VIOLATIONS .......................................25
         SECTION 6.5  SEC DOCUMENTS ...............................................................26
         SECTION 6.6  COMPLIANCE WITH LAW; PERMITS ................................................26
         SECTION 6.7  LITIGATION ..................................................................26
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         SECTION 6.8  BROKERS AND FINDERS .........................................................26

ARTICLE 7 CERTAIN COVENANTS AND AGREEMENTS ........................................................26

         SECTION 7.1  COVENANTS OF SPECTRIAN RELATING TO CONDUCT OF BUSINESS ......................26
         SECTION 7.2  NEWCO'S ACCESS TO INFORMATION ...............................................27
         SECTION 7.3  PRESERVATION OF RECORDS .....................................................27
         SECTION 7.4  LEGAL CONDITIONS TO CLOSING .................................................28
         SECTION 7.5  EMPLOYEE BENEFITS ...........................................................28
         SECTION 7.6  TAX MATTERS .................................................................29
         SECTION 7.7  EXPENSES ....................................................................31
         SECTION 7.8  FINANCIAL INFORMATION .......................................................31
         SECTION 7.9  BULK TRANSFER LAWS ..........................................................31
         SECTION 7.10 ACTIONS OF NEWCO AND SPECTRIAN ..............................................31
         SECTION 7.11 NO ADDITIONAL REPRESENTATIONS ...............................................31
         SECTION 7.12 HART-SCOTT-RODINO ACT .......................................................32
         SECTION 7.13 LEASE .......................................................................32
         SECTION 7.14 DELIVERY OF AUDITED FINANCIAL STATEMENTS ....................................33
         SECTION 7.15 STUB PERIOD FINANCIAL INFORMATION ...........................................33
         SECTION 7.16 LISTING OF ADDITIONAL SHARES ................................................33
         SECTION 7.17 NON-COMPETITION; NON-SOLICITATION ...........................................33
         SECTION 7.18 ORDERLY DISPOSITION OF STOCK CONSIDERATION ..................................34
         SECTION 7.19 EXCLUSIVITY .................................................................34
         SECTION 7.20 REGISTRATION RIGHTS .........................................................35
         SECTION 7.21 PARENT'S INVESTIGATION PERIOD ...............................................35

ARTICLE 8 CONDITIONS PRECEDENT ....................................................................36

         SECTION 8.1  CONDITIONS TO EACH PARTY'S OBLIGATIONS ......................................36
         SECTION 8.2  CONDITIONS TO OBLIGATIONS OF PARENT AND NEWCO ...............................37
         SECTION 8.3  CONDITIONS TO THE OBLIGATIONS OF SPECTRIAN ..................................38

ARTICLE 9 TERMINATION, AMENDMENT AND WAIVER .......................................................39

         SECTION 9.1  TERMINATION .................................................................39
         SECTION 9.2  AMENDMENTS AND WAIVERS ......................................................40

ARTICLE 10 INDEMNIFICATION ........................................................................40

         SECTION 10.1 INDEMNIFICATION BY SPECTRIAN ................................................40
         SECTION 10.2 INDEMNIFICATION BY PARENT AND NEWCO .........................................41
         SECTION 10.3 LOSSES NET OF INSURANCE, ETC ................................................42
         SECTION 10.4 TERMINATION OF INDEMNIFICATION ..............................................42
         SECTION 10.5 PROCEDURE ...................................................................42

ARTICLE 11 GENERAL PROVISIONS .....................................................................43

         SECTION 11.1 NOTICES .....................................................................43
         SECTION 11.2 HEADINGS ....................................................................44
         SECTION 11.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES ..................................44
         SECTION 11.4 SEVERABILITY ................................................................44
         SECTION 11.5 COUNTERPARTS ................................................................44
         SECTION 11.6 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES ..............................44
         SECTION 11.7 GOVERNING LAW ...............................................................45
         SECTION 11.8 PUBLICITY ...................................................................45
         SECTION 11.9 ASSIGNMENT ..................................................................45
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                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT, dated as of November 20, 2000 (this "Agreement"), is by and among Cree, Inc., a North Carolina corporation ("Parent"), Zoltar Acquisition, Inc., a North Carolina corporation and wholly-owned subsidiary of Parent ("Newco"), and Spectrian Corporation, a Delaware corporation ("Spectrian").

         WHEREAS, Spectrian is engaged, among other things, in the Business referred to below; and

         WHEREAS, Spectrian desires to sell to Newco, and Newco desires to purchase from Spectrian, substantially all of the assets used in connection with the Business, all upon the terms and subject to the conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

         "Acquired Assets" shall have the meaning given such term in Section
2.2.

         "Affiliate" shall mean, with respect to any person, any other person that directly or indirectly Controls, is Controlled by or is under common Control with such first person. A person shall be deemed to "Control" another person if such first person has the power to direct or cause the direction of such other person, whether through ownership of securities, by contract or otherwise.

         "Assigned Rights" shall have the meaning given such term in the Assignment and License Agreement attached hereto in Annex I.

         "Assumed Liabilities" shall have the meaning given such term in Section 2.3.

         "Audited Financial Statements" shall have the meaning given such term in Section 7.14.

         "Business" shall mean Spectrian's line of business commonly know as the "UltraRF division" which is generally engaged in the business of developing, manufacturing and supplying radio frequency power semiconductor products in the Semiconductor Field primarily for the wireless market.

         "Business Account Payable" shall mean any account payable of Spectrian that relates primarily to or arises primarily out of the operation of the Business.


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         "Business Account Receivable" shall mean any external account receivable of Spectrian that relates primarily to or arises primarily out of the operation of the Business, excluding intercompany receivables.

         The term "business day" shall mean any day other than a Saturday, Sunday or other day on which banks in the City of New York are permitted or required to close by law or regulation.

         "Business Equipment" shall mean all equipment, tools, and other tangible property of any kind used or held primarily for use in the Business, as set forth on Schedule 2.2(a)(ii).

         "Business Inventory" shall mean all inventories of raw materials, manufactured and purchased parts, goods in process, finished goods and supplies used or maintained in connection with the Business.

         "Business Names" shall mean all of Spectrian's goodwill relating to the Business and Spectrian's rights to the use in the Business of the names and marks "UltraRF" (including domain names) and any and all formative, variants and derivatives thereof.

         "Closing" and "Closing Date" shall have the respective meanings given such terms in Section 4.1.

         "COBRA" shall have the meaning given such term in Section 7.5.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Competing Business" shall have the meaning given such term in Section 7.17.

         "Confidentiality Agreement" shall have the meaning given such term in
Section 7.2.

         "Contracts" shall mean written and oral contracts, leases, indentures, agreements, commitments, purchase orders and all other legally binding arrangements, whether in existence on the date hereof or subsequently entered into, including all amendments thereto.

         "DOJ" shall have the meaning given such term in Section 6.4.

         "Environmental Condition" shall have the meaning given such term in
Section 2.3(b)(viii).

         "ERISA" shall have the meaning given such term in Section 5.8.

         "Escrow Agent" shall mean Branch Banking and Trust Company, a North Carolina banking corporation.

         "Escrow Consideration" means 95,547 shares of Parent Common Stock (equal to a number of shares of Parent Common Stock equal to (x) $10 million divided by (y) the average closing price of a share of Parent Common Stock on the NASDAQ National Market for the five (5) consecutive trading days immediately preceding the date hereof).


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         "Exchange Act" shall mean the Securities and Exchange Commission Act of
1934, as amended.

         "Excluded Assets" shall have the meaning given such term in Section
2.2.

         "Excluded Liabilities" shall have the meaning given such term in
Section 2.3.

         "Facility" shall mean the real property and improvements thereon located at 160 Gibraltar Court, Sunnyvale, California 94089.

         "Financial Information" shall have the meaning given such term in
Section 5.4.

         "FTC" shall have the meaning given such term in Section 6.4.

         "GAAP" shall mean United States generally accepted accounting principles.

         "Governmental Entity" shall mean any court, administrative agency or commission or other governmental authority or instrumentality, whether domestic or foreign.

         "Governmental Rule" shall mean any law, judgment, order, decree, statute, ordinance, rule or regulation issued or promulgated by any Governmental Entity.

         "Hazardous Substance" shall have the meaning given such term in Section 5.18.

         "HSR Act" shall mean Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Immediately Available Consideration" shall mean at Parent's option (which option must be exercised on the Closing Date), either (i) $30 million in immediately available, freely transferable, cleared funds, or (ii) a number of shares of Parent Common Stock equal to (a) $30 million divided by (b) the average closing price of a share of Parent Common Stock on the NASDAQ National Market for the five (5) consecutive trading days immediately preceding the Closing Date which shares may then be sold by Spectrian through a registered market maker designated by Parent (and whose commission shall be paid by Parent) within five (5) business days of the Closing; provided, however, that in the event Spectrian elects to sell such shares during the five (5) business day period referred to above and the aggregate proceeds of such sale are less than $30 million, Parent agrees that it shall pay the difference (which amount shall be pro rated on a basis consistent with the percentage of such shares actually sold) in immediately available, freely transferable, cleared funds by wire transfer to an account designated by Spectrian within six (6) business days of the Closing.

         "Indemnified Parties" shall have the meaning given such term in Section 7.21.

         "Indemnifying Party" shall have the meaning given such term in Section 10.5.

         "Intellectual Property" shall mean any and all of the following, whether or not registered, together with all grants, registrations and applications relating thereto: U.S. and foreign patents, utility models, copyrights, mask works, trademarks, service marks, logos, designs, trade names,


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inventions, trade secrets, know-how and all other proprietary and intellectual property rights and information.

         "IRS" means the Internal Revenue Service.

         "Lease" shall have the meaning given such term in Section 7.13.

         "Lien" shall mean any mortgage, claim, charge, lien, security interest, easement, right of way, pledge, covenant, restriction or encumbrance of any nature whatsoever.

         "Loss" shall mean any loss, liability, claim, damage or expense, whether accrued, absolute, fixed, contingent, known or unknown or otherwise.

         "Marketing Materials" shall mean all advertising materials, customer lists, training materials and market research materials.

         "Material Adverse Effect" shall mean, with respect to the Business or with respect to a party, a material adverse effect (i) on the business, properties, assets, liabilities, operations, results of operations or condition (financial or otherwise) of the Business, on the one hand, or Newco and the Parent, on the other hand, as applicable, taken as a whole, or (ii) on the ability of Spectrian, on the one hand, or Newco and the Parent, on the other hand, to perform its obligations under or to consummate the transactions contemplated by this Agreement.

         "Newco Indemnified Parties" shall have the meaning given such term in
Section 10.1.

         "Parent Common Stock" shall mean the common stock, par value $0.0025 per share, of Parent.

         "Parent SEC Reports" shall have the meaning given such term in Section 6.5.

         "Parent's Investigation" shall have the meaning given such term in
Section 7.21.

         "Parent's Investigation Period" shall have the meaning given such term in Section 7.21.

         "Permits" shall mean permits, licenses, franchises, approvals, waivers, orders, rights privileges and authorizations of any nature granted issued, approved or allowed by or from any Governmental Entity.

         "Permitted Lien" shall mean (a) any mechanics', carriers', workmen's, repairmen's, and other like Lien arising or incurred in the ordinary course of business, (b) any Lien for Taxes, assessments and other governmental charges that are not yet due and payable or that may thereafter be paid without penalty, or that are being contested in good faith by appropriate proceedings and (c) any imperfection of title or other covenants, restrictions or encumbrance that, individually or in the aggregate with other such imperfections, covenants, restrictions and encumbrances, is not substantial in character or amount and does not materially interfere with the use of, the Acquired Assets in the Business as presently conducted or proposed to be conducted.


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         "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, business association, organization, Governmental Entity or other entity.

         "Personal Property" shall mean all of the Acquired Assets.

         "Post-Closing Period" shall mean any Taxable Period, or portion thereof, that begins after the Closing.

         "Potential Transaction" shall have the meaning given such term in
Section 7.19.

         "Pre-Closing Period" shall mean any Taxable Period, or portion thereof, that ends at the time of or before the Closing.

         "Property" shall have the meaning given such term in Section 7.21.

         "Purchased Intellectual Property" shall mean the Intellectual Property of the Business to be transferred to Newco pursuant to the Assignment and License Agreement.

         "Purchase Price" shall mean the Stock Consideration plus the Immediately Available Consideration plus the Escrow Consideration.

         "Registrable Securities" shall have the meaning given such term in
Section 7.20.

         "Resolution CPA Firm" shall have the meaning given such term in Section 7.6.

         "SEC" shall mean the Securities and Exchange Commission.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Semiconductor Field" shall mean the design, fabrication, manufacture and sale of electronic devices and/or circuits on semiconductor materials, as well as passive elements in wafer, die or multi-chip module form (meaning multiple bare die on an electronic interconnect substrate) or in integrated circuit packaging, whether in hybrid or monolithic form.

         "Spectrian Benefit Plan" shall have the meaning given such term in
Section 5.8.

         "Spectrian Contractors" shall have the meaning given such term in
Section 5.7.

         "Spectrian Employees" shall have the meaning given such term in Section 7.5.

         "Spectrian Indemnified Parties" shall have the meaning given such term in Section 10.2.

         "Spectrian Rights" shall have the meaning given such term in Section 5.13.

         "Spectrian's Cap Amount" shall have the meaning given such term in
Section 10.1.

         "Spectrian's Threshold Amount" shall have the meaning given such term in Section 10.1.


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         "Stock Consideration" means 812,154 shares of Parent Common Stock,
(equal to a number of shares of Parent Common Stock equal to (x) $85 million divided by (y) the average closing price of a share of Parent Common Stock on the NASDAQ National Market for the five (5) consecutive trading days immediately preceding the date hereof).

         "Subject Rights" shall have the meaning defined in the Assignment and License Agreement.

         "Tax" (including with correlative meaning, the terms "Taxes" and "Taxable") shall mean income, gross receipts, ad valorem, excise, value-added, sales, use, transfer, franchise, license, stamp, occupation, withholding, employment, payroll, property, estimated or environmental tax, together with any interest, penalty, deficiency or addition to tax, whether disputed or not.

         "Tax Return" shall mean any return, report, statement, declaration estimate and the like required to be filed with any Taxing Authority.

         "Taxable Period" shall mean any taxable year or any other period that is treated as a taxable year with respect to which any Tax may be imposed under any applicable statute, rule or regulation.

         "Taxing Authority" shall mean any governmental body or authority responsible for the imposition of any Tax.

         "Termination Date" shall have the meaning given such term in Section 11.3.

         "Third Party Claim" shall have the meaning given such term in Section 10.5.

         "Transaction Agreements" shall mean this Agreement, the Escrow Agreement, the Development Agreement, the Employment Agreements, the Transition Services Agreement, the Purchase and Supply Agreement, the Registration Rights Agreement, and the Assignment and License Agreement, which Transaction Agreements shall be attached hereto as Annex I and an Assignment and Assumption Agreement which shall be in a mutually acceptable form.

         "Transferred Employee" shall have the meaning given such term in
Section 7.5.

         "UltraRF Net Assets" means, by reference to each respective balance sheet prepared as of the date of calculation, the difference obtained by subtracting (a) total liabilities of the Business as shown on such balance sheet, including capital lease obligations but excluding Excluded Accrued Liabilities from (b) total assets of the Business as shown on such balance sheet, excluding intercompany accounts receivable.

         "Unaudited Closing Balance Sheet" shall have the meaning given such term in Section 3.1.

         "Unaudited Stub Period Financial Information" shall have the meaning given such term in Section 7.15.

         "WARN Act" shall have the meaning given such term in Section 7.5.


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         Section 1.2 Interpretation.

                  (a) When used in this Agreement the words "include", "includes" and "including" shall be deemed to be followed by the words "without limitation".

                  (b) When used in this Agreement, the word "primarily" shall be deemed to be followed by the words "or exclusively".

                  (c) Any terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

                  (d) When used in this Agreement, the word "or" is not exclusive.

                  (e) All references to Articles, Sections, Exhibits, Schedules and Appendices shall be deemed references to Articles, Sections, Exhibits, Schedules and Appendices to this Agreement, unless otherwise indicated.

                  (f) This Agreement shall be deemed drafted jointly by all the parties hereto and shall not be specifically construed against any party hereto based on any claim that such party or its counsel drafted this Agreement.

                                   ARTICLE 2
              SALE AND PURCHASE OF ACQUIRED ASSETS AND LIABILITIES

         Section 2.1 Purchase And Sale.

                  (a) Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Spectrian shall sell, assign, transfer, convey and deliver to Newco, and Newco shall (and Parent shall cause Newco to) purchase, acquire and accept, all of Spectrian's right, title and interest in, to and under the Acquired Assets.

                  (b) The Schedules attached hereto pursuant to Section 2.2 and
Section 2.3, shall reflect assets and liabilities as of October 1, 2000, and, in each case, shall be deemed to include assets and liabilities accrued and disposed in the ordinary course of business for the Business between such date and the Closing Date.

         Section 2.2 Acquired Assets and Excluded Assets.

                  (a) The term "Acquired Assets" shall mean the properties, assets, goodwill and rights of whatever kind and nature, real or personal, tangible or intangible, other than the Excluded Assets, of Spectrian existing on the Closing Date that constitute or relate primarily to or arise primarily out of the operation of the Business, including, without limitation:

                           (i)      all Business Inventories;

                           (ii)     all Business Equipment and tangible
                                    property, including fab, test, assembly & burn in, construction in-process, office and research and development equipment, leasehold improvements and certain computer equipment, identified specific UltraRF software if legally


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                                    transferable and utilized solely by UltraRF
                                    and if subject to any transfer fees then such fees are to be paid by the Parent, as set forth on Schedule 2.2(a)(ii);

                           (iii) all rights associated with prepaid expenses related to the Business, including pre-paid taxes that are subject to proration pursuant to Section 7.6(a);

                           (iv) all intangible assets of the Business existing on and as of the Closing Date, including the Business Names and the Purchased Intellectual Property to the extent transferred to Parent or Newco pursuant to the Assignment and License Agreement together with all goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringement thereof, and rights to protections of interests therein under the laws of all jurisdictions;

                           (v) all right, title and interest of Spectrian in and to the Contracts to which Spectrian is a party or by which Spectrian is bound that are listed in Schedule 2.2(a)(v), and all other Contracts to which Spectrian is a party on the Closing Date that relate primarily to or arise primarily out of the operation of the Business that are not required to be listed in such Schedule 2.2(a)(v) and which were entered into in the ordinary course of the Business, in each case, to the extent such Contracts are assignable;

                           (vi) all records and lists pertaining to accounts and suppliers, personnel records, books, ledgers, files, Marketing Materials and other printed and written materials reasonably necessary for Newco's continuing operation of the Business, other than books, records and other data relating to the Excluded Assets and the Excluded Liabilities and other books and records reasonably retained by Spectrian;

                           (vii) all of Spectrian's rights against third parties pursuant to the warranties and guarantees related to the Acquired Assets, subject to the provisions concerning warranties and guarantees contained in the Purchase and Supply Agreement attached hereto in Annex I; and

                           (viii) all trade accounts receivable attributable to external sales less the related allowance for doubtful accounts.

                  (b) The term "Excluded Assets" shall mean all properties, assets, goodwill and rights of whatever kind and nature, real or personal, tangible or intangible, other than the Acquired Assets of Spectrian existing on the Closing Date, including without limitation the following:


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                           (i)      cash on hand or in banks and cash
                                    equivalents owned by Spectrian relating to the operations of the Business;

                           (ii)     intercompany receivables;

                           (iii) all rights of Spectrian under this Agreement and the agreements, instruments and certificates delivered in connection with this Agreement;

                           (iv) all records prepared in connection with the sale of the Business, including the bids and other information received from third persons in respect of the Business and analyses relating to the Business;

                           (v)      any assets under any Benefit Plan;

                           (vi)     all rights relating to the Excluded
                                    Liabilities;

                           (vii)    business records other than Acquired Assets;

                           (viii)   any Tax refunds, insurance refunds,
                                    insurance deposits or recoveries from claims relating to the Business or the Acquired Assets with respect to Pre-Closing Periods;

                           (ix) all Intellectual Property, other than the Purchased Intellectual Property to the extent transferred to Parent pursuant to the Assignment and License Agreement; and

                           (x) except as provided in the Assignment and License Agreement, all of Spectrian's rights, claims, causes of action or rights of set-off against third parties relating to the Business or Acquired Assets with respect to Pre-Closing Periods, other than rights, claims or set-offs with respect to warranties and guarantees.

                  (c) Nothing in this Agreement shall be construed as an attempt by Spectrian to assign any Contract to the extent that such Contract is not assignable without the necessary consent of the other party or parties thereto. Spectrian shall use commercially reasonable efforts, in cooperation with Newco, to secure any necessary consent to assignment of those Contracts indicated with an asterisk on Schedule 5.11 which consent has not been obtained prior to the Closing Date; provided, however, that Spectrian shall not be required to make any payment to any person or forego any benefits to obtain such consent. If any such consent shall not be obtained, Spectrian agrees to cooperate with Newco in any reasonable arrangement designed to provide for Newco the benefits intended to be assigned to Newco under the relevant Contract, including enforcement of any and all rights of Spectrian against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise at the cost and for the account of Newco. If and to the extent that such arrangement satisfactory to Newco cannot be made, Newco shall not have any obligation with respect to any such Contract.


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         Section 2.3 Assumption of Business Liabilities and Obligations.

                  (a) Upon the terms and subject to the conditions of this Agreement, Newco shall assume, effective as of the Closing, the Assumed Liabilities. Neither Newco nor Parent will assume or have any responsibility, however, with respect to any Excluded Liability or any other obligation or liability of Spectrian not included within the definition of Assumed Liabilities. "Assumed Liabilities" means:

                           (i) all obligations and liabilities of Spectrian (other than known or unknown liabilities or obligations for breach or default which occurred prior to the Closing) under the Contracts included in the Acquired Assets and assigned to Newco;

                           (ii)     the following Business liabilities:

                                    (A)      Accounts payable, including
                                             payables for inventory purchases,
                                             property and equipment purchases,
                                             and other direct liabilities
                                             including uninvoiced receipts and
                                             manual accruals in the normal
                                             course of business, as set forth on
                                             Schedule 2.3(a)(ii)(A); provided
                                             that the date that such invoices
                                             are due to the vendor (within the
                                             normal payment term) for such
                                             accounts payable must be after the
                                             Closing Date;

                                    (B)      The equipment leases associated
                                             with the Business Equipment;

                                    (C)      Warranty obligations pursuant to
                                             and to the extent set forth in the
                                             Supply Agreement attached hereto;
                                             and

                                    (D)      (i) any obligation or liability for
                                             Taxes that is attributable to the
                                             Business or relating to the
                                             Acquired Assets with respect to
                                             Post-Closing Periods, and (ii)
                                             Newco's share, as determined
                                             pursuant to Section 7.6(a), of real
                                             property, personal property, ad
                                             valorem and similar Taxes relating
                                             to the Acquired Assets.

                  (b) The term "Excluded Liabilities" shall include:

                           (i) other than the Assumed Liabilities, any obligation or liability for any Taxes of Spectrian;

                           (ii) all obligations and liabilities of Spectrian in respect of any current or former employee of Spectrian engaged in the Business, including variable comp, payroll and payroll taxes, royalties, employee benefits and workers compensation, 401(K) Plan, garnishments, any obligation or liability of Spectrian arising under or in connection with any Employee Benefit Plan, liabilities related to accrued vacation, in each case, which obligation or liability arises out of acts or conditions that occurred prior to the Closing Date;

                           (iii) any obligation of Spectrian to indemnify any Person by reason of the fact that such Person was a director, officer, employee or agent of Spectrian or was serving at the request of Spectrian as a partner, trustee, director, officer, employee or agent of another entity;

                           (iv) any liability of Spectrian for costs and expenses incurred in connection with this Agreement and the other Transaction Agreements and the transactions contemplated hereby and thereby;

                           (v) any liability or obligation of Spectrian under this Agreement or any other Transaction Agreement;

                           (vi) any liability or obligation of Spectrian relating to the Excluded Assets;

                           (vii) subject to Section 2.2(c), any liability or obligation arising from or relating to any Contract for which assignment to Newco is provided herein which is not assignable to Newco without the consent of another party and to which other party's consent to assignment is not obtained and no other arrangements have been made to provide for Newco the benefits intended to be assigned to Newco under such Contracts;

                           (viii) any liability or obligation of Spectrian or an Affiliate thereof, or any liability or obligation that may be imposed on Newco or Parent, arising out of, in connection with, or relating to any Environmental Condition, existing as of and/or prior to the Closing Date (even if not discovered until after the Closing Date), relevant to: (i) the Property (as that term is defined in Section 7.22(a) below) or (ii) any leases, contracts or agreements relating to the Property. As used herein the term "Environmental Condition" shall mean any condition with respect to the soil, ambient air, surface waters or groundwaters at, from, on or under the Property, whether or not yet discovered, which could or does result in any damage, loss, cost, expense or claim to or against Newco or Parent; and

                           (ix) any liability or obligation of Spectrian not incurred in the ordinary course of business attributable to any assets, properties or Contracts which are not included in the Acquired Assets.

                                   ARTICLE 3
                                 PURCHASE PRICE

         Section 3.1 The Purchase Price.

                  (a) The Purchase Price for the Acquired Assets shall consist of the Stock Consideration, the Immediately Available Consideration and the Escrow Consideration. The Stock Consideration shall be paid by delivery at the Closing to Spectrian of a stock certificate evidencing the Stock Consideration. The Immediately Available Consideration shall be paid either (a) by wire transfer to an account designated by Spectrian of $30 million in immediately available, freely transferable, cleared funds at the Closing, or (b) by delivery at the Closing to Spectrian of a number of shares of Parent Common Stock equal to (x) $30 million divided by (y) the average closing price of a share of Parent Common Stock on the NASDAQ National Market for the five (5) consecutive trading days immediately preceding the Closing Date which shares may then be sold by Spectrian through a registered market maker designated by Parent (and whose commission shall be paid by Parent) within five (5) Business Days of the Closing; provided, however, that in the event Spectrian elects to sell such shares during the five (5) Business Day period referred to above and the aggregate proceeds of such sale are less than $30 million, Parent agrees that it shall pay the difference (which amount shall be prorated on a basis consistent with the percentage of such shares actually sold) in immediately available, freely transferable, cleared funds by wire transfer to an account designated by Spectrian within six (6) business days of the Closing. The Escrow Consideration shall be paid by delivery at the Closing to the Escrow Agent of a stock certificate evidencing the Escrow Consideration.

                  (b) If, between the date of this Agreement and the Closing, the shares of Parent Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, spin-off, stock-split, combination, exchange of shares or readjustment or other similar transaction involving Parent or a stock dividend thereon shall be declared with a record date within said period, the number of shares of Parent Common Stock to be issued to Spectrian pursuant to Section 3.1(a) shall be appropriately and proportionately adjusted. Each of the parties to this Agreement shall, and shall cause their Affiliates to, use all reasonable efforts to cause the issuance of the Parent Common Stock to be exempt from registration under applicable federal and state securities laws by filing as soon as practicable an application with the Secretary of State of the State of North Carolina pursuant to N.C. Gen. Stat. Section 78A-30 requesting a hearing upon the terms and conditions of the transactions contemplated by this Agreement to be held as soon as practicable after the filing of such application and taking all actions necessary or appropriate to comply with the requirements set forth therein. None of the parties to this Agreement shall make at such hearing, or include in any information supplied with such application or distributed at such hearing, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (c) Spectrian shall prepare and use commercially reasonable efforts to deliver within 10 business days after the Closing an unaudited balance sheet for the Business as of the Closing Date (the "Unaudited Closing Balance Sheet") to Parent for review and comment, prepared on the same basis as the unaudited stub period balance sheet as of October 1, 2000 delivered by Spectrian to Parent prior to the date of this Agreement and attached hereto in Schedule 5.4. In addition, Spectrian shall cause PricewaterhouseCoopers LLP to prepare and deliver to Spectrian within 45 days after the Closing Date an audited balance sheet for the Business as of the Closing Date (the "Closing Date Balance Sheet") prepared on the same basis as the unaudited balance sheet as of October 1, 2000. PricewaterhouseCoopers LLP shall allow Parent's auditors to review the workpapers at least five (5) business days prior to delivery of the Closing Date Balance Sheet. If the amount of the UltraRF Net Assets as of the Closing Date (which shall be calculated based on the Closing Date Balance Sheet) is less than the amount of the UltraRF Net Assets as of October 1, 2000, then Spectrian shall pay to Newco, promptly but within 10 days after delivery of the Closing Date Balance Sheet, an amount equal to such difference in immediately available, freely transferable, cleared funds by wire transfer to an account designated by Newco. If the amount of the UltraRF Net Assets as of October 1, 2000 is less than the UltraRF Net Assets as of the Closing Date (which shall be calculated based on the Closing Date Balance Sheet), then Newco shall (and Parent shall cause Newco to) pay to Spectrian, promptly but within 10 days after delivery of the Closing Date Balance Sheet, an amount equal to such difference in immediately available, freely transferable, cleared funds by wire transfer to an account designated by Spectrian.

                  In addition, Spectrian agrees to disburse funds for the trade accounts payable on behalf of Newco for the 45 days immediately following the Closing Date. Spectrian shall provide Newco with schedules setting forth all such disbursements made 15 days after the Closing Date, 30 days after the Closing Date and 45 days after the Closing Date. Newco agrees to fully reimburse Spectrian within five (5) days of receipt of each schedule, provided, however, after receipt of the Closing Date Balance Sheet and the schedule setting forth the funds disbursed by Spectrian on Newco's behalf during the 45 days after the Closing Date, Newco and Spectrian agree that Newco shall reimburse Spectrian for the amount of such trade accounts payable net the external accounts receivable set forth in the Closing Date Balance Sheet (whether collected or not); provided, further, all accounts receivable set forth in the Closing Date Balance Sheet shall be collected and remitted to Spectrian for Spectrian's benefit whether collected by Spectrian or Parent; provided, further, this paragraph shall specifically supercede Section 2.2(a)(viii).

                                    ARTICLE 4
                                   THE CLOSING

         Section 4.1 Closing Date. The closing of the sale and transfer of the Acquired Assets and the assumption of the Assumed Liabilities (hereinafter called the "Closing") shall take place at the offices of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, LLP, 2500 First Union Capitol Center, Raleigh, North Carolina 27601, on December 29, 2000, provided all of the conditions to each party's obligations under Article 8 have been satisfied or waived, or at such other time, date and place as shall be mutually agreed to by the parties hereto (such date of the Closing being hereinafter referred to as the "Closing Date").

         Section 4.2 Transactions To Be Effected At The Closing. At the Closing:

                  (a) Spectrian shall deliver or cause to be delivered to Newco the documents referred to in Section 8.2(c), in each case appropriately executed; and

                  (b) Parent or Newco, as appropriate, shall deliver or cause to be delivered to Spectrian (i) the documents referred to in Section 8.3(c), in each case appropriately executed and

(ii) payment of the Stock Consideration and the Immediately Available Consideration by the delivery of validly authorized and issued shares of Parent Common Stock at the Closing, and shall deliver to the Escrow Agent payment of the Escrow Consideration by the delivery of validly authorized and issued shares of Parent Common Stock at the Closing.

                                    ARTICLE 5
                   REPRESENTATIONS AND WARRANTIES OF SPECTRIAN

         Spectrian hereby represents and warrants to Newco as follows:

         Section 5.1 Spectrian's Organization; Good Standing. Spectrian is a corporation, validly existing and in good standing under the laws of the State of Delaware. Spectrian has the requisite power and authority to own the Acquired Assets and to carry on the Business as currently conducted. Spectrian is duly qualified to conduct business as a foreign entity in the State of California.

         Section 5.2 Authority; Execution and Delivery. Spectrian has the requisite power and authority to enter into the Transaction Agreements and to consummate the transactions contemplated thereby. The execution and delivery of the Transaction Agreements by Spectrian, and the consummation of the transactions contemplated thereby have been duly and validly authorized, executed and delivered by Spectrian and, assuming the due authorization, execution and delivery of the Transaction Agreements by the other parties thereto, constitute the legal, valid and binding obligation of Spectrian, enforceable against Spectrian in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

         Section 5.3 Consents and Approvals; No Violations. The execution and delivery of the Transaction Agreements by Spectrian and the consummation by Spectrian of the transactions contemplated thereby will not: (i) violate any provision of the charter documents or the by-laws of Spectrian; (ii) violate any Governmental Rule applicable to Spectrian; or (iii) require any filing with, or permit, consent or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority other than the filing of a pre-merger notification with the Federal Trade Commission and the Department of Justice under the HSR Act, except where the failure to make such filing, or obtain such permit, consent or approval, or give such notice would not have a Material Adverse Effect on the Business.

         Section 5.4 Financial Statements(a). Attached hereto as Schedule 5.4 are the following financial statements of the Business (collectively the "Financial Information"): (i) unaudited balance sheets as of March 31, 1999 and 2000, (ii) unaudited statement of operations for the fiscal years ended March 31, 1998, 1999 and 2000, (iii) unaudited statement of operations for the six month period ended October 1, 2000, and (iv) unaudited balance sheet as of October 1, 2000. The Financial Information has been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, presents fairly the financial condition of the Business as of such dates and the results of operations of the Business for such periods, is materially correct and complete, and is consistent with the books and records of the Business and Spectrian (which books and records are correct and complete in all material respects); provided, however, that the Financial Information includes the normal recurring adjustments booked at each quarter end and lacks footnotes, income tax provisions and other presentation items.

         Section 5.5 Title to Acquired Assets. Except as set forth on Schedule 5.5, Spectrian has good and valid title to all the Acquired Assets, free and clear of all Liens other than Permitted Liens.

         Section 5.6 Absence of Certain Changes or Events. Except as set forth on Schedule 5.6, since March 31, 2000 there has not been:

                  (a) any damage, destruction, loss or change in or effect on the Business (whether or not covered by insurance) that would have a Material Adverse Effect on the Business;

                  (b) any labor dispute, labor law, or labor regulation or any event or condition of any character relating to labor matters that would have a Material Adverse Effect on the Business;

                  (c) any sale, assignment, transfer, or disposition of any material item of property, plant or equipment or Intellectual Property owned by Spectrian, except in the ordinary course of business;

                  (d) any material change from current practice of Spectrian in any accounting principle or practice other than changes required as a result of changes in GAAP;

                  (e) any incurrence of material liabilities with respect to the Business, other than in the ordinary course of business; or

                  (f) any acceleration, termination, modification or cancellation of any Contract involving more than $50,000;

                  (g) any capital expenditure (or series of related capital expenditures) involving more than $50,000;

                  (h) any cancellation, compromise, waiver, or release of any right or claim (or series of related rights and claims) either involving more than $50,000 or outside the ordinary course of business; or

                  (i) any agreement to do any of the foregoing.

         Section 5.7 Employment Matters.

                  (a) There are no collective bargaining or similar agreements with any labor unions or associations representing employees of the Business. To the knowledge of Spectrian, no executive, key employee or group of employees has any plans to terminate employment with Spectrian with respect to the Business.

                  (b) Except as set forth on Schedule 5.7, the Business is in compliance with all applicable laws, regulations and orders relating to the employment of labor, including all such laws, regulations and orders relating to wages and hours, labor relations, civil rights, safety and health, workers' compensation, except for such noncompliance which would not have a Material Adverse Effect on the Business. To the knowledge of Spectrian, no employee of the business is subject to any Contract or law which adversely affects or which might adversely affect such employee's ability to act as an employee of Newco or Parent following consummation of the transactions contemplated by this Agreement.

                  (c) Schedule 5.7 sets forth a complete list of the Persons engaged by Spectrian at any time to render consulting or similar services to the Business on an independent contractor basis (collectively, the "Spectrian Contractors"). Spectrian has previously provided to Newco true and complete copies of each and every agreement between Spectrian and any Spectrian Contractor. To the knowledge of Spectrian, each Spectrian Contractor is and at all times has been an independent contractor to, and not an employee of, Spectrian for purposes of all applicable federal and state income tax withholding requirements and otherwise.

         Section 5.8 Employee Benefit Plans.

                  (a) Schedule 5.8 contains a list and a brief description of each "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all other employee compensation and fringe benefit plans or arrangements (including, without limitation, all bonus, incentive and stock compensation plans) maintained or contributed to or by Spectrian or the Business for the benefit of any employees of the Business (collectively, the "Spectrian Benefit Plans") and the amount of any unfunded retirement liabilities, including medical coverage, arising under any plan, fund or arrangement described in this Section and the identity of the plan, fund or arrangement giving rise thereto. Spectrian has made available to Parent complete and correct copies of (i) each Spectrian Benefit Plan (or, in the case of any unwritten Plan, a description thereof) and
(ii) the most recent summary plan description of each Spectrian Benefit Plan (if such description was required).

                  (b) The execution and delivery of this Agreement by Spectrian and the consummation of the transactions contemplated hereunder will not result in any obligation or liability (with respect to accrued benefits or otherwise) of Newco to any Transferred Employee, any employee or former employee of any plan or the PBGC. No amendment to, termination of, or withdrawal from, any Spectrian Benefit Plan (subject to Title IV of ERISA) at any time before or after the Closing Date by Spectrian or any other corporation or other entity has or will subject Newco to any liability to any plan, the PBGC or the IRS, to any current or former employee of Spectrian, or to any other person or party.

                  (c) With respect to any Transferred Employee, Spectrian has not within five (5) years prior to the Closing Date contributed to (or been obligated to contribute to) any multiemployer plan (within the meaning of
Section 3(37) of ERISA).

                  (d) Within five (5) years prior to the Closing Date, Spectrian has neither maintained nor contributed to a defined benefit pension plan (as defined in Section 3(35) of ERISA).

                  (e) Spectrian has complied in all respects with ERISA, the Code and the regulations thereunder and all other applicable federal or state statutes or regulations.

         Section 5.9 Litigation. Except as set forth on Schedule 5.9, there are no actions, suits, claims, proceedings or investigations which have been served and are pending or, to the knowledge of Spectrian, are threatened against Spectrian or the Acquired Assets, nor any outstanding judgments, orders, writs, injunctions or decrees of any Governmental Entity against Spectrian or the Acquired Assets, which (i) would have a Material Adverse Effect on the Business,
(ii) seek to prevent or materially restrict or delay the consummation of the transactions contemplated by the Transaction Agreements or (iii) would materially and adversely affect the ability of Spectrian to consummate the transactions contemplated by the Transaction Agreements.

         Section 5.10 Compliance with Laws.

                  (a) Except as set forth on Schedule 5.10, Spectrian is in compliance with all Governmental Rules applicable to it which relate primarily to the Acquired Assets and the Facility, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect on the Business. Except as set forth in Schedule 5.10, there is no investigation or review by any Governmental Entity with respect to the Business or the Facility pending and Spectrian has not received any written notice since January 1, 2000 that any such investigation or review is contemplated, except where the outcome of such investigation or review if adversely determined would not reasonably be expected to have a Material Adverse Effect on the Business.

                  (b) Schedule 5.10 attached hereto contains an accurate and complete list of all Permits used, or anticipated to be used, in the operation of the Business. All of the Permits are in full force and effect, not subject to any current default or right of cancellation, termination or revocation.

         Section 5.11 Contracts.

                  (a) As of the date hereof, except for Contracts listed on
Schedule 5.11 and Contracts relating to Excluded Assets, Spectrian is not a party to or bound by any contract primarily relating to the Acquired Assets or the Assumed Liabilities which is:

                           (i) an indenture, note, loan or credit agreement or other Contract relating to the borrowing of money by Spectrian or to the direct or indirect guarantee or assumption by Spectrian of the obligation of any other person in excess of $50,000;

                           (ii) a lease or similar agreement under which Spectrian is a lessee of, or holds or operates, any real property owned by any third party;

                           (iii) a Contract involving future payment for goods or services by Spectrian of more than $50,000 (unless terminable without payment or penalty upon no more than sixty (60) days' notice);

                           (iv) a Contract involving the obligation of Spectrian to deliver in the future products or services for payment of more than $50,000 (unless terminable without payment or penalty upon no more than sixty (60) days' notice);

                           (v) a Contract evidencing any Lien on the Acquired Assets (other than Permitted Liens or Liens created in the ordinary course of business);

                           (vi) a Contract with or Permit by or from any Governmental Entity, the loss of which would materially interfere with the operation of the Business as presently conducted;

                           (vii) a Contract concerning confidentiality or noncompetition;

                           (viii) any Contract under which the consequences of a default or termination could have a Material Adverse Effect on the business, financial condition, operations, results of operations or prospects of the Business; or

                           (ix) any other Contract (or group of related Contracts) the performance of which involves consideration in excess of $50,000.

                  (b) Except as disclosed in Schedule 5.11, each Contract listed thereon (i) is a valid and binding obligation of Spectrian and is in full force and effect and (ii) will continue to be valid and binding and in full force and effect on identical terms following the consummation of the transactions contemplated hereby. Except as disclosed in Schedule 5.11, Spectrian has not received any notice of default or of the intention of any party to any such Contract to terminate such Contract. Complete and correct copies of all contracts referred to in Schedule 5.11, together with all modifications and amendments thereto, have been made available to Purchaser.

         Section 5.12 No Brokers. Except for Dain Rauscher Wessels, the fees and expenses of which will be paid by Spectrian, Spectrian has not entered into any agreement, arrangement or understanding with any person or firm which will result in the obligation to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby. Section
5.13 Intellectual Property.

                  (a) Except as disclosed on Schedule 5.13(a), Spectrian is the owner of, or has a valid license or otherwise possesses legally enforceable rights to use, free and clear of any Lien and without obligation for the payment of any royalty, all Intellectual Property necessary for the conduct of the Business as now conducted (such Intellectual Property owned by or licensed to Spectrian, collectively, the "Spectrian Rights").

                  (b) Except as disclosed on Schedule 5.13(b), the Subject Rights transferred and licensed to Newco and pursuant to the Assignment and License Agreement include all Intellectual Property necessary for the conduct of the Business as now conducted. The Assigned Rights transferred pursuant to the Assignment and License Agreement, together with the Licensed Patent Rights with Extended Sublicense Rights include all of the Spectrian Rights that relate primarily to the Semiconductor Field or the Business. Except as disclosed on
Schedule 5.13(b), Spectrian owns all of the Assigned Rights, free and clear of any Lien and without obligation for the payment of any royalty, and has the right to transfer the Assigned Rights to Newco. Except as disclosed on Schedule 5.13(b), Spectrian owns or otherwise possesses rights in the Licensed Rights sufficient to grant Newco the licenses therein granted pursuant to the Assignment and License Agreement, free and clear of any Lien and without obligation for the payment of any royalty.

                  (c) The Annexes to the Assignment and License Agreement sets forth a complete list of all patents, registered and unregistered trademarks, registered copyrights, and any applications therefor, included in the Subject Rights, and specifies, where applicable, the jurisdictions in which each such Subject Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. Schedule 5.13(c) sets forth a complete list of all licenses, sublicenses and other agreements, if any, pursuant to which Spectrian or any other person is authorized to use any of the Subject Rights and includes the identity of all parties thereto, a description of the nature and subject matter and terms thereof. The transfer or license of Subject Rights pursuant to the Assignment and License Agreement will neither cause Spectrian to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement, except as disclosed in Schedule 5.13(c).

                  (d) To the knowledge of Spectrian, Spectrian's rights in the Subject Rights are valid and enforceable.

                  (e) Spectrian has not received any demand, claim or notice from any Person in respect of the Subject Rights which challenges the validity of, or the rights of Spectrian in, any such Subject Rights.

                  (f) To the knowledge of Spectrian, no Person, including any employee or former employee of Spectrian, is infringing any Subject Rights. Each current and former employee, consultant or contractor of Spectrian involved with the development of the Spectrian Rights has executed a proprietary information and confidentiality agreement substantially in the form of Spectrian's standard forms.

                  (g) No claims have been asserted nor, to Spectrian's knowledge, have any such claims been threatened by any person except as disclosed on Schedule 5.13(g), nor to Spectrian's knowledge are there any valid grounds for any claims, (i) to the effect that the manufacture, use, sale, offer to sell, import or licensing of any of the products of the Business infringes or violates any Intellectual Property of any other Person or (ii) against the use by Spectrian of any Intellectual Property used in or necessary for the conduct of the Business as now conducted.

                  (h) To Spectrian's knowledge, Spectrian, in the conduct of the Business, has not infringed or violated, and the Business as currently conducted does not infringe, any Intellectual Property of any other Person.

         Section 5.14 Accredited Investor Status. Spectrian is an "accredited investor" as that term is defined in Rule 501(a)(3) of Regulation D of the Securities Act.

         Section 5.15 Reliance on Exemptions. Spectrian understands that the Parent Common Stock is being offered and sold to it in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws and that Parent is relying in part upon the truth and accuracy of, agreements, acknowledgments and understandings of Spectrian set forth herein in order to determine the availability of such exemptions and the eligibility of Spectrian to acquire the Parent Common Stock.

         Section 5.16 Transfer or Resale. Spectrian understands that the Parent Common Stock has not been and is not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned, or transferred unless (i) subsequently registered thereunder or (ii) Spectrian shall have delivered to Parent an opinion of counsel, in a reasonably acceptable form, to the effect that such Parent Common Stock to be sold, assigned, or transferred may be sold, assigned, or transferred pursuant to an exemption from such registration.

         Section 5.17 Legends. Spectrian understands that the certificates or other instruments representing the Parent Common Stock shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (1) IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE 1933 ACT OR APPLICABLE STATE SECURITIES LAWS, OR (2) IN THE ABSENCE OF AN OPINION OF COUNSEL, IN A REASONABLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER THE 1933 ACT OR (3) UNLESS SOLD, TRANSFERRED OR ASSIGNED PURSUANT TO RULE 144 UNDER SAID ACT.

The legend set forth above shall be removed and Parent shall issue a certificate without such legend to the holder of the Parent Common Stock upon which it is stamped, if, unless otherwise required by state securities laws, (i) the Parent Common Stock is registered for sale under the Securities Act, (ii) in connection with a sale transaction, such holder provides Parent with an opinion of counsel, in a reasonably acceptable form, to the effect that a public sale, assignment or transfer of the Parent Common Stock may be made without registration under the Securities Act, or (iii) such holder provides the Parent with reasonable assurances that the Parent Common Stock can be sold pursuant to Rule 144 of the Securities Act without any restriction as to the number of securities acquired as of a particular date that can then be immediately sold.

         Section 5.18 Environmental Compliance.

                  (a) For purposes of this Section 5.18, "Hazardous Substance" means any of the following: (i) a "hazardous substance" as defined in 42 U.S.C.
Section 9601(14), as amended, and all rules, regulations and orders promulgated thereunder, in each case, as in effect on the date hereof, (ii) a "hazardous waste," as defined in 42 U.S.C. Section 6903(5), as amended, and all rules, regulations and orders promulgated thereunder, in each case, as in effect on the date hereof, (iii) if not included in (i) or (ii) above, "hazardous waste constituents" as defined in 40 C.F.R. Section 260.10, including, without limitation, those substances listed in Appendix VII and VIII of Subpart D of 40 C.F.R. Section 261, in each case, as in effect on the date hereof, (iv) "source," "special nuclear" or "by-product material," as defined in 42 U.S.C. Sections 3011, et seq., as amended, and all rules, regulations and orders promulgated thereunder, in each case, as in effect on the date hereof, and (v) any other waste, substance or material, the generation, transportation, treatment, storage, release, or disposal of which is regulated under or by applicable laws as in effect on the date hereof, including without limitation petroleum and petroleum products, asbestos and asbestos-containing materials, and low-level radioactive substances and wastes.

                  (b) Except as set forth in Schedule 5.18, the Business, the Facility and the Acquired Assets are in compliance, in all material respects, with all applicable laws relating to Hazardous Substances. Without limiting the foregoing, (i) the operations of the Business do not violate, and have not violated, in any material respect, any law relating to the generation, storage, processing, utilization, labeling, transportation, treatment, disposal, release, discharge, emission or other disposition of Hazardous Substances, and (ii) neither Spectrian nor, to the knowledge of Spectrian, any current or former owner, occupant or operator of any property owned, leased or operated by Spectrian in connection with the Business, has ever utilized any such property or any portion thereof in violation of any law relating to the generation, storage, processing, utilization, labeling, transportation, disposal, treatment, emission, release, discharge, or other disposition of Hazardous Substances.
Schedule 5.18 thereto contains a true list of all environmental audits and assessments in the possession of Spectrian relating to the Business and Acquired Assets.

                  (c) With respect to the Business, the Facility and the Acquired Assets, Spectrian has not and does not utilize, store, dispose of, treat, generate, process, transport, release or own any Hazardous Substance in material violation of any applicable law.

                  (d) With respect to the Business, the Facility and the Acquired Assets except as listed on Schedule 5.18, Spectrian has, in a timely manner, obtained all material licenses, permits, consents and approvals from any foreign, federal, state, local or other Governmental Entity and filed all material reports required to be filed under or pursuant to any applicable law related to any Hazardous Substance.

                  (e) With respect to the Business, the Facility and the Acquired Assets except as listed on Schedule 5.18, Spectrian has not received any written notice of any writ, injunction, claim, decree, order or judgment outstanding or of any action instituted or threatened under or pursuant to, or of any violations of, any environmental, health or safety law applicable to any operations or property of the Business, the Facility and the Acquired Assets, including, without limitation, any notice from any Governmental Entity or other Person advising Spectrian that, in connection with the Business, the Facility or the Acquired Assets, it is or is potentially responsible for response costs under the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.) (together with the regulations promulgated thereunder, "CERCLA"), or any other law with respect to a release or threatened release of any Hazardous Substances.

                  (f) With respect to the Business, the Facility and the Acquired Assets except as listed on Schedule 5.18, Spectrian has not received any written notice of any violation of any environmental, zoning, worker safety or land use law, including without limitation, under CERCLA, the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 6901, et seq.), the Oil Pollution Act of 1990 (33 U.S.C. 2701 et seq.), the Emergency Planning and Community Right-to-Know Act, as amended (42 U.S.C. Section 11001, et seq.), the Clean Water Act, as amended (33 U.S.C. Section 3121, et seq.), the Clean Air Act, as amended (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. section 2601 et seq), Occupational Safety and Health Act, as amended (29 U.S.C. section 651, et seq.), together with the regulations promulgated under each respective law, and any state or local similar laws and regulations and any so-called local, state or federal "superfund" or "superlien" law.

                  (g) Except as listed on Schedule 5.18, there are no under- or aboveground storage tanks, piping or facilities located on or under the Facility or any Acquired Assets.

                  (h) Except as set forth on Schedule 5.18, there are no Hazardous Substances present on, in or under the Facility or any Acquired Assets, regardless of how such Hazardous Substances came to be there, in a concentration or amount that would be reasonably expected to have a Material Adverse Effect on the Business.

         Section 5.19 All Assets of Business; Condition of Acquired Assets. The Acquired Assets constitute all of the material assets used and necessary to conduct the Business as presently conducted by Spectrian and as presently proposed to be conducted. All of the tangible assets included in the Acquired Assets are, taken as a whole, in reasonably good repair and operating condition (except for normal wear and tear).

         Section 5.20 Taxes. Except as set forth on Schedule 5.20:

                  (a) All Tax Returns relating to the Business or the Acquired Assets have been timely filed, and all such Tax Returns are correct and complete in all material respects. Spectrian has paid, or where payment is not yet required, has established an adequate accrual for the payment of, all Taxes due with respect to the Business or the Acquired Assets for Pre-Closing Periods. Spectrian has not secured an extension of time within which to file any Tax Return relating to the Business or the Acquired Assets.

                  (b) Spectrian has not received written notice of: (i) any action, suit, investigation, audit or claim currently pending or threatened or
(ii) any deficiency claimed, proposed or asserted, in each case regarding property (or other ad valorem) Taxes applicable to the Acquired Assets.

                  (c) There are no Tax Liens (other than for property Taxes not yet due and payable or delinquent) on any of the Acquired Assets.

                  (d) None of the Acquired Assets is property that (i) Spectrian or Newco is or will be required to treat as owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code, or (iii) is "tax-exempt bond financed property" within the meaning of Section 168(g)(5) of the Code.

         Section 5.21 Inventory. The Inventory of the Business is merchantable and fit for the purpose for which it was procured or manufactured.

         Section 5.22 Manufacturing Yields. The reports of manufacturing yields furnished to Parent by Spectrian after October 1, 2000 were accurate in all material respects.

                                   ARTICLE 6
               REPRESENTATIONS AND WARRANTIES OF NEWCO AND PARENT

         Newco and Parent jointly and severally represent and warrant to Spectrian as follows:

         Section 6.1 Organization and Qualification. Each of Newco and Parent is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is in good standing and duly qualified to do business in each jurisdiction in which the transaction of its business makes such qualification necessary, except where the failure to be so organized, existing, qualified and in good standing or to have such power or authority would not have a Material Adverse Effect on Newco or Parent and its Subsidiaries taken as a whole. True and complete copies of the Newco and Parent Charters and the Newco and Parent By-Laws, as amended to date, and Certificate of Incorporation and By-Laws of each their Subsidiaries, as amended to date and currently in full force and effect, have been made available to Spectrian.

         Section 6.2 Capitalization. As of the Date of this Agreement, the authorized capital stock of Parent consists of 100,000,000 shares of common stock, par value $0.0025 per share, of Parent (the "Parent Common Stock") and 3,000,000 shares of preferred stock, par value $0.01 per share (the "Parent Preferred Stock"). The Board of Directors of Parent on October 30, 2000 approved an amendment of the Articles of Incorporation of Parent, to become effective December 1, 2000, and upon the effectiveness of such amendment (i) each outstanding share of Parent Common Stock will become two shares of common stock, par value $0.00125 per share, and (ii) the authorized capital stock of Parent will consist of 200,000,000 shares of common stock, par value $0.00125 per share, and 3,000,000 shares of Parent Preferred Stock. As of the close of business on November 17, 2000, 35,782,502 shares of Parent Common Stock were issued and outstanding and no shares of Parent Preferred Stock were issued and outstanding. All outstanding shares of Parent Common Stock are validly issued, fully paid and nonassessable and, to Parent's knowledge, are not subject to preemptive rights. As of the date of this Agreement, 3,056,744 shares of Parent Common Stock are reserved for issuance in respect of future grants of stock options (exclusive of 243,377 shares reserved for issuance pursuant to the Parent's 1999 Employee Stock Purchase Plan).

         Section 6.3 Authority; Execution and Delivery. Newco and Parent have the requisite power and authority to enter into the Transaction Agreements and to consummate the transactions contemplated thereby. The execution and delivery of the Transaction Agreements by Newco and Parent, and the consummation of the transactions contemplated hereby have been duly and validly authorized. The Transaction Agreements have been duly executed and delivered by Newco and/or Parent, as the case may be, and, assuming the due authorization, execution and delivery of the Transaction Agreements by Spectrian, constitute the legal, valid and binding obligation of Newco, enforceable against Newco in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

         Section 6.4 Consents And Approvals; No Violations. The execution and delivery of the Transaction Agreements by Parent and Newco and the consummation by Parent and Newco of the transactions contemplated thereby will not: (i) violate any provision of the charter documents or the by-laws of Parent or Newco; (ii) violate any Governmental Rule applicable to Parent or Newco; or
(iii) require any filing with, or permit, consent or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority other than the filing of a pre-merger notification with the Federal Trade Commission ("FTC") and the Department of Justice ("DOJ") under the HSR Act, except where the failure to make such filing, or obtain such permit, consent or approval, or give such notice would not have a Material Adverse Effect on Parent or Newco, respectively.

         Section 6.5 SEC Documents. Parent has filed all required forms, reports, schedules, statements and other documents (including exhibits and other information incorporated therein) with the SEC since April 20, 1995 through the date hereof (collectively, the "Parent SEC Reports"). As of their respective dates, or, if amended, as of the date of the last such amendment, each Parent SEC Report, (i) was prepared in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder applicable to such Parent SEC Reports and (ii) at the time they were filed did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

         Section 6.6 Compliance with Law; Permits. Neither Parent nor any of its Subsidiaries are in violation of any applicable statute, rule, regulation, decree or order of any Governmental Entity applicable to Parent, except for violations which would not have a Material Adverse Effect on Parent taken as a whole.

         Section 6.7 Litigation. Except as set forth in the Parent SEC Reports, as of the date hereof, there are no claims, actions, proceedings or governmental investigations pending or, to the knowledge of Parent, threatened against Parent or its Subsidiaries which, if adversely determined, would have a Material Adverse Effect on Parent or its Subsidiaries taken as a whole or prevent the consummation of the transactions contemplated hereby. Parent is not subject to any outstanding and unsatisfied order, writ, judgment, injunction or decree or settlement or consent agreement by or with a Governmental Entity which would have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole or prevent the transactions contemplated hereby.

         Section 6.8 Brokers and Finders. Except for CIBC World Markets Corp. whose fees shall be borne by Parent in connection with the transactions contemplated hereby, no broker, finder or investment bank has acted directly or indirectly for Parent or Newco, and neither Parent nor Newco has incurred any obligation to pay any brokerage, finder's or other fee or commission to any person.

                                   ARTICLE 7
                        CERTAIN COVENANTS AND AGREEMENTS

         Section 7.1 Covenants of Spectrian Relating to Conduct of Business. During the period from the date of this Agreement and continuing until the Closing, Spectrian agrees (except as expressly provided in this Agreement or Schedule 7.1 or to the extent that Parent shall otherwise consent in writing) that:

                  (a) Ordinary Course. Spectrian shall carry on the Business and operate the Acquired Assets in the ordinary course of business in substantially the same manner as presently conducted, maintain the business records of the Business in substantially the same manner as presently maintained and use commercially reasonable efforts to preserve intact the Business' present business organization, keep available the services of the Business' present employees and preserve the Business' relationships with customers, suppliers and others having business dealings with the Business; provided, however, that nothing contained herein shall be deemed to require the expenditures of any funds outside the ordinary course of business.

                  (b) No Dispositions. Spectrian shall not sell, lease, or transfer, or agree to sell, lease, or transfer, any of the Acquired Assets, except in the ordinary course of business.

                  (c) No Salary Increases. Spectrian shall not increase the salary of any employee of the Business, except pursuant to existing employment contracts or in the ordinary course of business consistent with prior practice.

                  (d) No Additional Material Contracts. Spectrian shall not enter into any Contract that would be required to be listed on Schedule 5.11 if it were in effect on the date hereof, including any such Contract for the purchase of capital assets, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed); provided, however, Spectrian shall not be required to obtain Parent's consent with respect to contracts that would be required to be listed pursuant to Section 5.11(a)(iii) or Section 5.11(a)(iv) if such contracts are entered into during the ordinary course of business.

                  (e) Other Actions. Spectrian shall not knowingly take any action that would reasonably be expected to result in any of the representations and warranties of Spectrian set forth in this Agreement becoming untrue in any material respect or in any of the conditions of the Closing set forth in Article VIII not being satisfied.

         Section 7.2 Newco's Access to Information. Spectrian shall afford to Parent and its accountants, counsel and other representatives reasonable access upon reasonable advance notice and during normal business hours during the period prior to the Closing to all the properties, books, contracts, commitments, Tax Returns and records of the Business (other than any of the foregoing relating primarily to the Excluded Assets). Newco and Parent acknowledge that any information being provided to it or its representatives by Spectrian pursuant to this Agreement is subject to the terms of a confidentiality agreement between Parent and Spectrian, dated October 5, 2000, (the "Confidentiality Agreement"), which terms are incorporated herein by reference.

         Section 7.3 Preservation of Records.

                  (a) At its own expense, Parent shall cause Newco to (i) preserve and keep the books, contracts, commitments and records included in the Acquired Assets for a period of not less than seven (7) years from the Closing Date, or for any longer periods as may be required by any Governmental Entity or as may be made prudent by the circumstances of any ongoing audit or litigation, and (ii) provide Spectrian with reasonable access to the foregoing upon reasonable notice and during normal business hours during such period. In the event Newco wishes to destroy such copies and records after the time specified above, it shall first give 60 days' prior written notice to Spectrian, and Spectrian shall have the right, at its option and expense, and upon prior written notice given to Newco within such 60 day period, to take possession of all or any portion of such copies and records.

                  (b) At its own expense, Spectrian (i) shall preserve and keep the books, contracts, commitments and records included in the Excluded Assets, to the extent also relating to the Acquired Assets, for a period of not less than seven (7) years from the Closing Date, or for any longer periods as may be required by any Governmental Entity or as may be made prudent by the circumstances of any ongoing litigation, and (ii) shall provide Parent and Newco with reasonable access to the foregoing upon reasonable notice and during normal business hours during such period.

                  (c) Newco acknowledges and agrees that Spectrian shall retain copies of certain personnel records included in the Acquired Assets which relate to Spectrian's liabilities in respect of the acquired employees' post-employment benefits.

                  (d) All information received or retained by Spectrian or Newco or any representative of either party pursuant to paragraph (a) or (b) of this
Section 7.3 shall be treated as confidential by such party and by such party's representatives and shall be subject to other confidentiality arrangements as may be mutually agreed, and, except to the extent such information is or becomes generally available, each party and its representatives shall use all commercially reasonable efforts to maintain the confidentiality of such information. If either party or any of its representatives is required to disclose any such information by or to any Governmental Entity, such party shall, to the extent feasible, prior to such disclosure, notify the other party of such requirement. Parent or Spectrian shall have the right, at its own expense, to seek confidential treatment of any information to be so disclosed.

         Section 7.4 Legal Conditions to Closing. Each of Spectrian, Parent and Newco agrees to take all commercially reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Closing (including the prompt filing of the premerger notification report under the HSR Act and the furnishing of all information required under the HSR
Act), and to satisfy all applicable conditions to Closing and consummate and make effective the transactions contemplated by this Agreement, and shall cooperate with and furnish information to each other and to other parties in connection with any such legal requirements.

         Section 7.5 Employee Benefits.

                  (a) Effective as of the Closing, Newco shall offer to employ all persons listed in Schedule 7.5 (the "Spectrian Employees"). Each such offer of employment shall be on terms and conditions, including employee benefit plans, that, taken as a whole, are comparable to the terms and conditions of employment, including employee benefit plans, provided to employees of Parent as of the date hereof. Each Spectrian Employee who accepts an offer of employment from Newco effective as of the Closing shall be referred to herein as a "Transferred Employee." The provisions of this Section 7.5(a) represent the present intent of Newco and Newco will exercise good faith efforts to comply with the provisions of this Section 7.5(a). Notwithstanding anything to the contrary contained herein, it is understood that Newco and Parent retain discretion to manage their respective business in the best interests of their respective shareholders, and that good faith modifications of or variances from these provisions in the exercise of such discretion are appropriate and permitted.

                  (b) From and after the Closing Date, Newco shall recognize any prior accrued service credit, credit towards satisfying deductible expense requirements, out-of-pocket expense limits of all Transferred Employees and/or such Transferred Employees' dependants as of the Closing Date for all purposes under Newco benefit plans and Newco's benefits and compensation arrangements (including, but not limited to, eligibility to participate and vesting), but excluding benefit accruals. Newco and Spectrian agree that where applicable with respect to any medical or dental benefit plan of Newco, Newco shall waive, with respect to any Transferred Employees, any pre-existing condition exclusion (to the extent such exclusion would not have applied under the applicable plan of Spectrian or any of its subsidiaries).

                  (c) Newco shall provide continuation health care coverage to all Transferred Employees and their qualified beneficiaries who incur a "qualifying event" after the Closing Date in accordance with and to the extent required, under the continuation health care coverage requirements of Section 4980D of the Code and Sections 601 through 608 of ERISA ("COBRA"). Spectrian shall be responsible for providing continuation coverage and all related notices to the extent required by law to any Transferred Employees (or qualified beneficiary) who incurs a "qualifying event" under COBRA on or before the Closing Date.

                  (d) Newco agrees to provide any required notice under the Worker Adjustment and Retraining Notification Act, as amended (the "WARN Act"), and to otherwise comply with the WARN Act with respect to any "plant closing" or "mass layoff" (as defined in the WARN Act), affecting Transferred Employees and occurring on or after the Closing Date. Newco shall indemnify and hold harmless Spectrian and its Affiliates with respect to any liability under the WARN Act arising from the actions of Newco or its Affiliates on or after the Closing Date.

         Section 7.6 Tax Matters.

                  (a) All real property, personal property and ad valorem taxes that are attributable to the Acquired Assets shall be apportioned and prorated between Spectrian and Newco as of the Closing Date. If, at the time of Closing, tax rates for the then current year have not been published, then the proration of real and personal property taxes shall be made on the basis of the tax rate for the preceding tax year applied to the latest assessed valuation of the Acquired Assets, and when the tax rate is fixed for the tax year in which the Closing occurs, Spectrian and Newco agree to adjust such prorations and, if necessary, to refund or pay such sums to the other party as necessary to effect such readjustment.

                  (b) Subject to the provisions of Section 7.2 of this Agreement, Newco and Spectrian each agrees that it will, and will cause its Affiliates to, (i) make available all such information, employees and records of or relating to the Business or the Acquired Assets to the other party and its employees and advisors as the other party may reasonably request with respect to matters relating to Taxes (including, without limitation, Tax Returns, Tax compliance packages and any other relevant information collected in connection with the filing of Tax Returns and/or reports relating to Taxes), (ii) provide to the other party copies of such information and records as the other party may reasonably request, and (iii) cooperate as reasonably requested by the other party with respect to all matters relating to Taxes (including, without limitation, the preparation of Tax compliance packages, the filing of Tax Returns, the filing of any amended Tax Return if reasonably requested by the other party, audits, and proceedings).

                  (c) Subject to the provisions of Section 10 of this Agreement, Spectrian shall indemnify and hold Newco harmless against all Taxes relating to the Business or the Acquired Assets for Pre-Closing Periods; provided, however, that in the event that a Tax matter arises that could give rise to liability of Spectrian pursuant to this Section 7.6(c), Newco shall promptly provide written notice thereof to Spectrian, Spectrian, at its option and expense, shall control all actions taken in connection with such Tax matter, and neither Parent nor Newco shall agree to or settle such Tax matter without Spectrian's prior written consent. Any Tax refunds relating to the Business or the Acquired Assets for Pre-Closing Periods that are received by Newco, and any amounts credited against any Tax to which Newco becomes entitled that relate to Pre-Closing Periods or are attributable to any adjustment by a Taxing Authority to Taxable income, loss or Tax liability for Pre-Closing Periods, shall be for the account of Spectrian. Newco shall pay over to Spectrian any such refund or the amount of any such credit within five (5) business days after the earlier of the receipt thereof by Newco in the case of a refund or, in the case of a credit, within five (5) business days of the due date of the Tax Return for the Tax to which the credit is applied.

                  (d) Notwithstanding any other provision of this Agreement, all transfer, registration, stamp, documentary, sales, use and similar Taxes (including, but not limited to, all applicable real estate transfer or gains Taxes) incurred in connection with this Agreement and the transactions contemplated hereby shall be the responsibility of and be paid by Spectrian. The parties shall cooperate in the timely making of all filings, Tax Returns, reports and forms as may be required in connection therewith. At the Closing, Spectrian and Newco shall deliver to each other such properly completed resale exemption certificates and other similar certificates or instruments as are necessary to claim available exemptions from the payment of sales, transfer, use or other similar Taxes under applicable law.

                  (e) If Newco or Spectrian or either of their Affiliates receives any written notice from any Taxing Authority proposing any adjustment that could affect the liability of the other party under this Agreement for any Tax relating to the Business or the Acquired Assets, such party shall give prompt written notice thereof to the other party, which notice shall describe in detail each proposed adjustment.

                  (f) The "consideration" (within the meaning of Code Section
1060) paid by Newco pursuant to the terms hereof shall be allocated among the assets acquired by Newco hereunder in the manner required by Code Section 1060 and the Treasury Regulations thereunder. Newco shall prepare and deliver a schedule setting forth the fair market value of the assets and the amount of the liabilities taken into account under Treasury Regulations sections 1.1060-1T, 1.338-4T, -5T and -6T for review and comment by Spectrian within thirty (30) days after the Closing Date, and Spectrian shall be deemed to have accepted such determination unless Spectrian notifies Newco in writing of an objection within thirty (30) days after receipt of Newco's schedule. If Spectrian gives such notice of objection to Newco's schedule, and if Newco and Spectrian are unable to resolve such objection through commercially reasonable efforts within thirty
(30) days of Newco's receipt of Spectrian's notice, then the objection shall be submitted to and reviewed by an internationally recognized firm of independent public accountants mutually chosen and jointly engaged by Newco and Spectrian (the "Resolution CPA Firm"), whose determination shall be conclusive and binding upon Newco and Spectrian. In connection with the foregoing, Newco and Spectrian shall make readily available to the Resolution CPA Firm all relevant items reasonably requested by the Resolution CPA Firm. Further, Newco and Spectrian shall instruct the Resolution CPA Firm to deliver its written determination to Newco and Spectrian no later than thirty (30) days after the matter is referred to the Resolution CPA Firm. The fees and expenses of the Resolution CPA Firm shall be borne equally by Newco and Spectrian. Newco and Spectrian agree that (i) Newco and Spectrian shall file with their respective federal income Tax Returns (and applicable foreign, state and local Tax Returns) consistent IRS Forms 8594 (and comparable foreign, state and local forms), including any required amendments thereto, which shall reflect the allocation determined in accordance herewith, and (ii) such allocation (subject to appropriate adjustments to reflect any subsequent change in the consideration hereunder) shall be binding on Newco and Spectrian for all federal, state, local and foreign Tax purposes.

                  (g) Notwithstanding any other provision of this Agreement, the covenants contained in Section 7.6 (relating to Taxes) shall survive indefinitely.

         Section 7.7 Expenses. Whether or not the Closing occurs and except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. Any finders' or investment banking fee due by Spectrian in connection with this Agreement or the transactions contemplated hereby shall be paid by Spectrian directly, and not out of the Business. Notwithstanding the foregoing or any other provisions of this Agreement, Newco and Spectrian agree that all fees incurred in connection with any filing made pursuant to the HSR Act shall be paid by Newco or Parent.

         Section 7.8 Financial Information. Subject to the provisions of Section
7.2 and 7.6(b) and after the Closing, upon reasonable written notice, Newco and Spectrian shall furnish or cause to be furnished to each other and their respective accountants, counsel and other representatives reasonable access, during normal business hours, to such information (including records pertinent to the Business) and assistance relating to the Business as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any returns, reports or forms or the defense of any Tax audit, proceeding, claim or assessment.

         Section 7.9 Bulk Transfer Laws. Newco hereby waives compliance by Spectrian with the provisions of any so-called "bulk transfer law" (including, without limitation, bulk transfer laws relating to Taxes) of any jurisdiction in connection with the sale of the Acquired Assets to Newco. Spectrian shall indemnify and hold harmless Newco against any and all liabilities, including applicable interest and penalties, that may be asserted by third parties (including any Taxing Authority) against Newco as a result of noncompliance with any such bulk transfer law.

         Section 7.10 Actions of Newco and Spectrian. Neither party shall knowingly take any action that would reasonably be expected to result in any of the representations or warranties made by such party in the Transaction Agreements becoming untrue in any material respect or in any of the conditions of the Closing set forth in Article VIII not being satisfied.

         Section 7.11 No Additional Representations. Newco acknowledges that it and its representatives have been permitted full and complete access to the Acquired Assets that it and its representatives have desired or requested to see or review, and that its representatives have had a full opportunity to meet with Spectrian and representatives of Spectrian and employees of the Business to discuss the Business. Newco acknowledges that it and its representatives have received or have had an opportunity to review prior to the date hereof all written materials which Spectrian is required to deliver or make available, as the case may be, to Newco pursuant to this Agreement on or prior to the date hereof. Newco acknowledges that neither Spectrian nor any other person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Business or the Acquired Assets except as expressly set forth in this Agreement and the schedules attached hereto, and that neither Spectrian nor any other person will be subject to any liability to Newco or any other person resulting from the distribution to Newco, or Newco's use of, any such information in any form, including the preliminary Private Placement Memorandum dated June 9, 2000 relating to the Business, any documents or materials made available to Newco in any "data room," and any management presentation in expectation of the transactions contemplated hereby (subject to the provisions of Section 11.3). Spectrian acknowledges that it and its representatives have received or have had an opportunity to review prior to the date hereof all written materials which Parent or Newco is required to deliver or make available, as the case may be, to Spectrian pursuant to this Agreement on or prior to the date hereof. Spectrian acknowledges that neither Parent, Newco nor any other person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the business of either Parent or Newco except as expressly set forth in this Agreement and the schedules attached hereto, and that neither Parent, Newco nor any other person will be subject to any liability to Spectrian or any other person resulting from the distribution to Spectrian, or Spectrian's use of, any such information in any form (subject to the provisions of Section 11.3).

         Section 7.12 Hart-Scott-Rodino Act. As soon as possible after the execution of this Agreement, but in no event later than ten business days thereafter, Spectrian and Parent shall prepare and file all documents with the Federal Trade Commission and the United States Department of Justice as are required to comply with the HSR Act. Spectrian and Parent shall use commercially reasonable efforts to respond as promptly as reasonably practicable to any inquiries received from the FTC and the DOJ for additional information or documentation and to respond as promptly as reasonably practicable to all inquiries and requests from any Governmental Entity in connection with antitrust matters. Spectrian and Parent shall use its commercially reasonable efforts to overcome any objections which may be raised by the FTC, DOJ or any Governmental Entity having jurisdiction over antitrust matters. Notwithstanding anything to the contrary in this Agreement, if Spectrian, in its reasonable business judgment, considers the imposition of a condition upon the transactions by a Governmental Entity to be materially adverse to Spectrian or any of its affiliates, Spectrian may terminate this Agreement.

         Section 7.13 Lease. As of the Closing Date, Newco and Spectrian shall enter into a sublease with respect to the Facility under terms and conditions substantially similar to the terms and conditions set forth in the Lease (as defined below) which are applicable to the Facility; provided, however, the parties agree that the economic terms and conditions which are applicable to the Facility shall be the same with respect to the sublease as those set forth in the Lease. Such sublease shall, in any event, (i) be subject and subordinate to, and be made in accordance with, the terms of the Lease, (ii) provide for cross-indemnities (with customary carve-outs) pursuant to which Newco shall indemnify Spectrian with respect to events, matters and circumstances occurring or arising from and after the date of such sublease, and Spectrian shall indemnify Newco with respect to events, matters and circumstances occurring or arising prior to the date of such sublease, and (iii) provide for such other terms and conditions as Newco and Spectrian may agree. For purposes of this
Section 7.13, the term "Lease" means that certain Spectrian Lease Agreement, dated as of November 19, 1996, by and between SPEC (CA) QRS 12-20, Inc., a California corporation, as lessor ("SPEC"), and Spectrian, as lessee. After Spectrian and Newco enter into such sublease, Spectrian agrees to use commercially reasonable efforts to obtain a non-disturbance agreement from SPEC with terms acceptable to SPEC, Spectrian and Newco.

         Section 7.14 Delivery of Audited Financial Statements. Spectrian agrees to use commercially reasonable efforts to deliver to Parent the financial statements of the Business prepared in accordance with GAAP and audited by PricewaterhouseCoopers LLP for each of the fiscal years ended March 31, 2000, March 31, 1999 and March 31, 1998 (but excluding a balance sheet for the fiscal year ended March 31, 1998) (the "Audited Financial Statements") at the earlier of (i) three (3) days prior to the Closing Date or (ii) within 30 days of the date hereof. The Audited Financial Statements shall present fairly the financial condition of the Business as of such dates and the results of operations of the Business for such periods will be correct and complete in all material respects, and will be consistent with the books and records of the Business and Spectrian (which books and records will be correct and complete in all material respects) and shall be consistent, in all material respects, with Financial Information.

         Section 7.15 Stub Period Financial Information. Spectrian agrees to use commercially reasonable efforts to deliver to Parent unaudited financial information of the Business as required of the Parent for its Form 8-K filing requirements for the six month period ended October 1, 2000 (the "Unaudited Stub Period Financial Information") at the earlier of (i) three (3) days prior to the Closing Date or (ii) within 30 days of the date hereof. The unaudited financial information will be prepared from the books and records of Spectrian and the Business on a basis consistent with the Audited Financial Statements.

         Section 7.16 Listing of Additional Shares. Promptly following the date hereof, Parent shall use its reasonable best efforts to file with the NASDAQ National market, to the extent required, a Notification Form for Listing of Additional Shares with respect to the Shares of Parent Common Stock to be issued at the Closing by Parent as a result of the Acquisition.

         Section 7.17 Non-Competition; Non-Solicitation.

                  (a) For a period of two (2) years following the Closing Date, Spectrian shall not directly or indirectly engage in the business of developing, manufacturing and supplying radio frequency power semiconductors in the Semiconductor Field (the "Competing Business"). For purposes of this Section 7.17, Spectrian shall be deemed to engage in a business if it, directly or indirectly, engages or invests in, owns, manages, operates, controls or participates in the ownership, management, operation or control of, or renders services or advice to, any business engaged in the Business; provided, however, that Spectrian may invest in the securities of any enterprise (but without otherwise participating in the activities of such enterprise) if (i) such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934 and
(ii) Spectrian does not beneficially own (as defined Rule 13d-3 promulgated under the Securities Exchange Act of 1934) in excess of 5% of the outstanding equity of such enterprise. The foregoing shall not prevent Spectrian from either
(A) working with venders of semiconductor components to develop such components for use in amplifiers and amplifier subsystems manufactured by Spectrian, or (B) being acquired by a company or a subsidiary, division or business unit of a company (each, a "Separate Unit") where the Separate Unit itself is not engaged in the Competing Business and where Spectrian has no business relationship with any other parts of the company that are engaged in the Competing

Business and where Spectrian is not involved, directly or indirectly, in any part of the company's (or any other Separate Unit's) Competing Business activities.

                  (b) During the same period as the restrictions of paragraph
(a) above shall apply, neither Spectrian, Parent or Newco shall (i) request, induce or attempt to influence any distributor or supplier of goods or services to any other party to curtail or cancel any business they may transact with the other party, (ii) request, induce or attempt to influence any customers of any other party that have done business with or potential customers which have been in contact with the other party to curtail or cancel any business they may transact with the other party, (iii) request, induce or attempt to influence any employee of any other party to terminate his or her employment or consulting agreement with such other party or (iv) request, induce or attempt to influence any Governmental Entity or regulatory authority to terminate, revoke or materially and adversely alter or impair any license held, owned, used or reserved for the other party.

         Section 7.18 Orderly Disposition of Stock Consideration. Spectrian agrees that during the five (5) business days immediately after the Closing Date, it shall not (without the consent of Parent) sell into the public markets in excess of 25,000 shares of Parent Common Stock during any one business day. Spectrian agrees that during the next 55 days, it shall not sell into the public markets in excess of 75,000 shares of Parent Common Stock during any one (1) business day, nor shall it sell more than an aggregate of 300,000 shares of Parent Common Stock during any one (1) calendar week. In addition, Spectrian agrees that it shall make all public sales of Parent Common Stock through a registered market maker and otherwise in accordance with Rule 145 under the Securities Act. This Section 7.18 shall not apply to the Immediately Available Consideration.

         Section 7.19 Exclusivity. From the date hereof until the earlier of the Closing Date or such time as this Agreement is terminated pursuant to Article 9 herein, Spectrian agrees that it will not, and will cause its affiliates, directors, officers, employees and representatives not to, directly or indirectly, (i) initiate, solicit, encourage, discuss, negotiate, entertain or accept any inquiries, proposals or offers (whether initiated by them or otherwise) with respect to (A) the acquisition of any shares of capital stock or any other voting securities or debt securities of the Business or Spectrian or any interest therein, (B) the acquisition of all or a material portion of the assets and properties of the Business or Spectrian or any interest therein (C) the merger, consolidation or combination of the Business or Spectrian, (D) the liquidation, dissolution or reorganization of the Business or Spectrian (each of the foregoing, a "Potential Transaction"), (ii) provide information relating to the Business in connection with a Potential Transaction or (iii) enter into any contract, agreement arrangement or understanding concerning or relating to a Potential Transaction, in each case with a third party other than Parent. In the event that Spectrian or the Business, or any of their respective affiliates, directors, officers, employees or representatives, receives an unsolicited inquiry, proposal or offer with respect to a Potential Transaction or obtains information that such an inquiry, proposal or offer is likely to be made, Spectrian or the Business or such affiliate director officer employee or representative, will provide Parent with immediate notice thereof, subject to the confidentiality provisions contained herein, which notice shall include the terms of and the identity of the person or persons making such inquiry proposal or offer; provided, however, that Spectrian shall not be subject to this paragraph to the extent a Potential Transaction involves Spectrian alone and does not contemplate the inclusion of the Business unless such Potential Transaction would impair or otherwise affect the consummation of the Acquisition.

         Section 7.20 Registration Rights. In the event the shares of Parent Common Stock issuable pursuant to this Agreement (the "Registrable Securities") do not become exempt from registration under applicable federal and state laws for any reason prior to the Closing Date, Parent hereby agrees to enter into a Registration Rights Agreement in the form attached hereto.

         Section 7.21 Parent's Investigation Period.

                  (a) As used herein, the term "Parent's Investigation Period" shall mean the period commencing on the date hereof and ending on the Closing Date. As used herein, the term "Parent's Investigation" shall mean Parent's right, prior to the expiration of the Parent's Investigation Period and at Parent's sole expense, to conduct any inspections and investigations reasonably requested by Parent with respect to the physical or environmental condition of the Facility or the Acquired Assets (collectively referred to hereinafter from time to time as the "Property") as shall be deemed desirable by Parent, including conducting and taking studies, surveys, tests (including specifically soil and/or groundwater testing), sampling and borings on or under the Property (including without limitation the performance of Phase I and Phase II environmental audits of the Property).

                  (b) Parent, its agents, employees, contractors or other representatives, shall have the rights of access to the Property at all reasonable times during the Parent's Investigation Period for the purpose of conducting any and all above-referenced inspections and investigations. Spectrian hereby agrees to cooperate with and assist Parent in inspecting and investigating the Property during Parent's Investigation Period. Within three
(3) business days of the date hereof, Spectrian shall deliver to Parent copies of all surveys, engineering reports, appraisals, environmental audits, construction documents (including without limitation all related plans and specifications), governmental permits, access agreements, and utility agreements, if any, relating to the Property in Spectrian's possession, as well as any other agreements to be assigned to Parent under the terms of this Agreement.

                  (c) Parent shall be responsible for the management and disposal of any investigation-derived waste (including, without limitation, drill cuttings and purge water), and shall properly close all soil borings and groundwater wells in compliance with all applicable requirements of law. Parent shall provide Spectrian split samples from each sampling point properly packaged and preserved and copies of all sampling logs and related information necessary for independent analysis of such samples by Spectrian.

                  (d) Except to the extent caused by the negligence or misconduct of Spectrian, its Affiliates, employees, contractors or agents, Parent agrees to indemnify and hold harmless Spectrian and all of its officers, directors, employees, representatives and agents (the "Indemnified Parties") from and against all damages to the Property (and all improvements and personal property thereon) caused by the Parent's Investigation, and Parent agrees to indemnify and hold harmless the Indemnified Parties from and against any and all liability, cost and expense (including, without limitation, attorneys' fees and expenses of any of the Indemnified Parties) arising from the handling, transportation, treatment, storage or disposal of samples of environmental media generated in connection with the Parent's Investigation. This Section 7.21(d) shall survive the termination of this Agreement and shall be subject to the indemnification procedures set forth in Article 10.

                  (e) Parent shall provide Spectrian with copies of all reports (including, without limitation, analysis results) prepared in connection with the Parent's Investigation. Parent shall use any reports prepared or information generated in connection with the Parent's Investigation solely in connection with the transactions contemplated by Parent and Spectrian, and Parent shall not disclose or permit the disclosure of such reports or information to any person (other than agents and representatives of Parent and Newco which persons shall be subject to confidentiality agreements) for any reason at any time; provided, however, that, after providing written notice thereof to Spectrian, Parent may disclose such reports or information as required by law or court order. This
Section 7.21(e) shall survive the termination of this Agreement.

                  (f) In the event Parent's investigation identifies any Environmental Condition that would constitute a breach by Spectrian of Section
5.18 herein, then Parent shall have the right to give written notice thereof to Spectrian and elect to terminate this Agreement. If Parent provides such notice to Spectrian and does not elect to terminate, Spectrian may either (i) cure any problems or defects noted by Parent (at Spectrian's sole cost and expense), (ii) provide for the cure of any such problems or defects (at Spectrian's sole cost and expense), or (iii) refuse to cure any such problems or defects. In the event Spectrian elects to cure, or provide for the cure, of any such noted problems or defects, Spectrian shall so notify Parent of such election within 10 business days of Spectrian's receipt of such notice. If Spectrian (i) elects not to cure said problems or defects, or provide for the cure of said problems or defects, or (ii) fails to timely notify Parent of such election, or (iii) fails for any reason to cure said problems or defects within a mutually agreed upon cure period, then Parent shall have the option of either accepting the Property in its then-present condition or terminating this Agreement, in which case Parent shall have no further obligations hereunder, except as may otherwise be provided herein.

                  (g) Neither Parent's performance of any additional due diligence activities hereunder nor anything else contained in this Section 7.21 shall diminish, waive or have any impact or effect on the warranties and representations of Spectrian contained herein, or on any rights or remedies to which Parent or Newco may be entitled hereunder.

         Section 7.22 Employee Benefits. No later than 10 calendar days after the Closing Date, Spectrian shall provide to the employees of the Business the benefits, including any payments due, in accordance with the terms and conditions of Schedule 7.22.

                                   ARTICLE 8
                              CONDITIONS PRECEDENT

         Section 8.1 Conditions to Each Party's Obligations. The obligation of Newco and Parent to purchase the Acquired Assets and assume the Assumed Liabilities and the obligation of Spectrian to sell, assign, convey and deliver the Acquired Assets to Newco shall be subject to the satisfaction prior to the Closing of the following conditions:

                  (a) HSR. Any applicable waiting period under the HSR Act shall have expired or been terminated.

                  (b) No Litigation, Injunctions, or Restraints. No temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

         Section 8.2 Conditions to Obligations of Parent and Newco. The obligation of Parent and Newco to purchase the Acquired Assets and assume the Assumed Liabilities is subject to the satisfaction on and as of the Closing of each of the following additional conditions:

                  (a) Representations and Warranties. The representations and warranties of Spectrian set forth in the Transaction Agreements shall be true and correct as of the Closing as though made on and as of the Closing, except
(i) to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date with the exception of the Schedule 5.11 which shall be updated as of the Closing Date) and (ii) except for breaches of representations and warranties that are not qualified as to "materiality", "Material Adverse Effect" or a similar term which shall be true as to matters that, individually or in the aggregate are not reasonably likely to have a Material Adverse Effect on the Business and the Acquired Assets (representations and warranties that are qualified as to "materiality", "Material Adverse Effect" or a similar term shall be true and correct when made at and as of the Closing as if made as at and as of such time), and Newco shall have received a certificate of Spectrian to such effect.

                  (b) Performance of Obligations of Spectrian. Spectrian shall have performed or complied in all material respects with all obligations, conditions and covenants required to be performed by it under the Transaction Agreements at or prior to the Closing, and Newco shall have received a certificate of Spectrian to such effect.

                  (c) Deliveries. Spectrian shall have delivered to Parent the Audited Financial Statements, the Unaudited Stub Period Financial Information, a certified copy of its charter and a certificate of good standing from the State of Delaware. Spectrian shall have executed and delivered to Newco (i) bills of sale conveying the personal property included in the Acquired Assets, (ii) the Transaction Agreements, and (iii) any required transfer tax forms and affidavits.

                  (d) FIRPTA Compliance. On the Closing Date, Spectrian shall deliver to Newco a properly executed statement pursuant to Treasury Regulations
Section 1.1445-2(b)(2) for purposes of satisfying Newco's obligation under
Section 1445 of the Code and the regulations thereunder.

                  (e) Lease. The lessor shall have consented to the sub-lease of the Lease in accordance with the provisions of Section 7.13.

                  (f) Absence of Changes. There shall not have occurred after the date hereof any change in or effect on the Business that could have a Material Adverse Effect on the Business or Spectrian; provided, however, that in no case shall a decrease in Spectrian's share price or a general decline in the industry as a whole constitute a Material Adverse Effect for the purpose of this Section 8.2(f).

                  (g) Third Party Consents. Spectrian shall have received consent to the assignment of the Contracts listed on Schedule 8.2(g).

                  (h) Legal Opinion. Parent and Newco shall have received an opinion addressed to Parent and Newco from legal counsel to Spectrian reasonably acceptable to Parent and Newco as to such matters as Parent and Newco shall reasonably request.

                  (i) Patent Opinion. Parent and Newco shall have received an opinion addressed to Parent and Newco from Townsend and Townsend and Crew LLP, or other counsel of Spectrian reasonably acceptable to Parent, as described in
Schedule 8.2(i).

                  (j) Employees. At least ninety percent (90%) of the employees listed in Schedule 7.5 hereto shall have accepted employment with Newco.

                  (k) Liens. All Liens on the Acquired Assets will have been terminated or released by the holders of the Liens and evidence of such release or termination shall have been provided.

         Section 8.3 Conditions to the Obligations of Spectrian. The obligations of Spectrian to sell, assign, convey, and deliver the Acquired Assets, or to cause the Acquired Assets to be sold, assigned, conveyed or delivered, as applicable, is subject to the satisfaction on and as of the Closing of each of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of Parent and Newco set forth in the Transaction Agreements shall be true and correct in all material respects as of the Closing as though made on and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date), and Spectrian shall have received a certificate signed by authorized officers of Parent and Newco to such effect.

                  (b) Performance of Obligations of Newco. Parent and Newco shall have performed in all material respects all obligations required to be performed by each under the Transaction Agreements at or prior to the Closing, and Spectrian shall have received a certificate signed by authorized officers of Parent and Newco to such effect.

                  (c) Deliveries. Parent and Newco shall have delivered to Spectrian a certified copy of its charter and a certificate of good standing from the State of North Carolina, and Parent and Newco shall have executed and delivered the Transaction Agreements and any required transfer tax forms and affidavits.

                  (d) Absence of Changes. There shall not have occurred after the date hereof any change in or effect on the Parent that could have a Material Adverse Effect on the Parent; provided, however, that in no case shall a decrease in Parent's share price or a general decline in the industry as a whole constitute a Material Adverse Effect for the purpose of this Section 8.3(d).

                  (e) Legal Opinion. Spectrian shall have received an opinion addressed to Spectrian from Smith, Anderson, Dorsett, Mitchell & Jernigan L.L.P. as to such matters as Spectrian shall reasonably request.

                                   ARTICLE 9
                        TERMINATION, AMENDMENT AND WAIVER

         Section 9.1 Termination.

                  (a) Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

                           (i) by mutual written consent of Spectrian and Parent;

                           (ii)     by Spectrian if the condition set forth in
                                    Section 3.1(b) is met or if any of the
                                    conditions set forth in Sections 8.1 or 8.3 shall have become incapable of fulfillment and shall not have been waived by Spectrian; or

                           (iii) by Newco if any of the conditions set forth in Sections 8.1 or 8.2 shall have become incapable of fulfillment and shall not have been waived by Newco; or

                           (iv) by Spectrian or Newco if the Closing does not occur on or prior to February 1, 2001;

provided, however, that the party seeking termination pursuant to clause (ii),
(iii) or (iv) is not in breach in any material respects of any of its representations, warranties, covenants or agreements contained in this Agreement or whose action or failure to act shall have been a principal cause of or resulted in the failure of the transactions contemplated by this Agreement or such conditions having become incapable of fulfillment.

                  (b) In the event of termination by Spectrian, on the one hand, or Newco, on the other hand, pursuant to this Section 9.1, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein:

                           (i) Newco shall return all documents and other material received from Spectrian relating to the Business and to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to Spectrian; and

                           (ii) all confidential information received by Newco with respect to Spectrian or the Business shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

                  (c) Notwithstanding Section 7.7 above, and without limiting the availability of any other remedy, in the event of termination of this Agreement by Spectrian under Section 9.1(a)(ii) on the basis of a material uncured breach by Parent or Newco or of termination by Parent or Newco under
Section 9.1(a)(iii) on the basis of a material uncured breach by Spectrian, the breaching party shall reimburse, within five (5) business days after termination, the terminating party's out-of-pocket costs and expenses incurred in connection with this Agreement and the transactions contemplated solely hereby; provided, however, the aggregate amount of such out-of-pocket costs and expenses shall in no case be deemed to exceed $750,000.

                  (d) If this Agreement is terminated and the transactions contemplated hereby are abandoned, this Agreement shall become null and void and of no further force and effect, except for the provisions of Sections 7.7, 9.1,
11.7 and 11.8. Nothing in this Section 9.1 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement.

         Section 9.2 Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing, Parent, on the one hand, or Spectrian, on the other hand, may waive compliance by the other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.

                                   ARTICLE 10
                                 INDEMNIFICATION

         Section 10.1 Indemnification by Spectrian.

                  (a) Spectrian hereby agrees to indemnify, defend and hold Parent, Newco and its Affiliates and their respective officers, directors and employees (the "Newco Indemnified Parties") against, and agrees to hold them harmless from, any Loss to the extent such Loss arises from or in connection with:

                           (i)      any breach by Spectrian of any
                                    representation or warranty contained in this Agreement or any other agreement or documents delivered in connection herewith;

                           (ii) any breach by Spectrian of any of its covenants contained in this Agreement; or

                           (iii)    any Excluded Liability.

                  (b) Notwithstanding the foregoing, the indemnification in favor of the Newco Indemnified Parties contained in this Section 10.1 (i) shall not be effective until the aggregate dollar amount of all Losses indemnified against under this Section 10.1 exceeds one (1) half of one (1) percent (0.5%) of the Purchase Price ("Spectrian's Threshold Amount"), and then only to the extent such aggregate amount exceeds Spectrian's Threshold Amount; and (ii) shall terminate once the aggregate dollar amount of all Losses indemnified against under this Section 10.1 aggregates 25% of the Purchase Price ("Spectrian's Cap Amount"), and Spectrian shall thereafter have no further obligations or liabilities with respect to any of such losses; provided, however, that in the event there are Losses asserted against, imposed upon or incurred by the Newco Indemnified Parties resulting from breaches of Sections 5.13, 5.18, 5.20, 7.6 or 7.21 of this Agreement, there shall be no Spectrian Threshold Amount and Spectrian's Cap Amount shall be unlimited, with respect to Losses asserted against, imposed upon or incurred by the Newco Indemnified Parties resulting from breaches of Sections 5.13, 5.18, 5.20, 7.6 and 7.21 of this Agreement, only; provided, further, that the foregoing limitations on Spectrian's indemnification obligations pursuant to this Section 10.1 shall not apply to any indemnification by Spectrian for any Losses asserted against, imposed upon or incurred by the Newco Indemnified Parties resulting from any Excluded Liability or from fraud or willful misconduct.

                  (c) Parent, Newco and Spectrian acknowledge and agree that their sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Section 10.1 (with respect to Parent and Newco) and
Section 10.2 (with respect to Spectrian). In furtherance of the foregoing, Parent and Newco hereby waive, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action each may have against Spectrian arising under or based upon any Governmental Rule; provided, however, Spectrian acknowledges that money damages would not be sufficient or adequate remedy for any breach or violation of, or default under Section 7.17, 7.19 or 9.1(c) of this Agreement, and Spectrian agrees that with respect to Section 7.17, 7.19 or 9.1(c) of this Agreement Parent shall be entitled to the fullest extent permitted by law to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including, without limitation, specific performance.

                  (d) Amounts payable to Parent for indemnification claims under this Section 10.1 shall first be paid from the escrow account under the Escrow Agreement. To the extent the foregoing is not sufficient to pay such claim, such claim shall be paid by Spectrian.

         Section 10.2 Indemnification by Parent and Newco.

                  (a) Newco and Parent hereby agree to indemnify Spectrian and its Affiliates and their respective officers, directors and employees (the "Spectrian Indemnified Parties") against, and agrees to hold them harmless from, any Loss to the extent such Loss arises from or in connection with:

                           (i) any breach by Newco or Parent of any representation or warranty contained in this Agreement or any other agreement or document (other than the Purchase and Supply Agreement) delivered in connection herewith;

                           (ii) any breach by Newco or Parent of any covenant contained in this Agreement;

                           (iii) the operation of the Business after the Closing Date; or

                           (iv)     any Assumed Liability.

                  (b) Notwithstanding the foregoing, the indemnification in favor of the Spectrian Indemnified Parties contained in this Section 10.2 (i) shall not be effective until the aggregate


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

dollar amount of all Losses indemnified against under this Section 10.2 exceeds one (1) half of one (1) percent (0.5%) of the Purchase Price ("Parent's Threshold Amount"), and then only to the extent such aggregate amount exceeds Parent's Threshold Amount; and (ii) shall terminate once the aggregate dollar amount of all Losses indemnified against under this Section 10.2 aggregates 25% of the Purchase Price, and Parent shall thereafter have no further obligations or liabilities with respect to any of such losses

         Section 10.3 Losses Net of Insurance, etc. The amount of any Loss for which indemnification is provided under this Article 10 shall be net of any actual cash insurance recoveries or recoveries of indemnities from any third parties. Neither party shall have an obligation to seek an insurance recovery or third party indemnification and if a party does so and obtains a recovery, the party's indemnity claim shall not be offset to the extent of the party's expenses in obtaining such recovery and an amount equal to anticipated premium increases for the following three (3) years.

         Section 10.4 Termination of Indemnification. The obligations to indemnify and hold harmless any party, (a) pursuant to Sections 10.1(a)(i) and 10.2(a), shall terminate when the applicable representation or warranty terminates pursuant to Section 11.3, and (b) pursuant to the other clauses of Sections 10.1 and 10.2 shall not terminate.

         Section 10.5 Procedure.

                  (a) For an indemnified party (the "indemnified party") to be entitled to any indemnification provided for under this Agreement, such indemnified party shall, following the discovery of the matters giving rise to any Loss, notify the indemnifying party (the "indemnifying party") in writing of its claim for indemnification for such Loss, specifying in reasonable detail the nature of such Loss and the amount of the liability estimated to accrue therefrom; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give such notice). Thereafter, the indemnified party shall deliver to the indemnifying party, within five business days after the indemnified party's receipt of such notice, all information and documentation reasonably requested by the indemnifying party with respect to such Loss.

                  (b) If the indemnification sought pursuant hereto involves a claim made by a third party against the indemnified party (a "Third Party Claim"), the indemnifying party shall be entitled to participate in the defense of such Third Party Claim and, if it so chooses, to assume the defense of such Third Party Claim with counsel selected by the indemnifying party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof (other than during any period in which the indemnified party shall have failed to give notice of the Third Party Claim as provided above). If the indemnifying party chooses to defend or prosecute a Third Party Claim, all of the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the indemnifying party chooses to defend or prosecute any Third Party Claim, the indemnified party will agree to any settlement, compromise or discharge of such Third Party Claim which the indemnifying party may recommend and which by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent.

                                   ARTICLE 11
                               GENERAL PROVISIONS

         Section 11.1 Notices. All notices, requests and other communications hereunder shall be in writing and shall be sent, delivered or mailed, addressed as follows:

if to Parent, to:
Cree, Inc.
4600 Silicon Drive
Durham, North Carolina  27703
Attention: Adam H. Broome, General Counsel and Secretary
Fax: (919) 313-5456

with a copy (which shall not constitute notice) to:
Smith, Anderson, Dorsett, Mitchell & Jernigan L.L.P.
2500 First Union Capitol Center
Raleigh, North Carolina  27601
Attention: Gerald F. Roach
Fax: (919) 821-6800
and
if to Spectrian, to:
Spectrian Corporation
350 West Java Drive
Sunnyvale, California  94809
Attention: Michael D. Angel
Fax: (408) 541-0262

with a copy (which shall not constitute notice) to:
Dewey Ballantine LLP
800 Menlo Ave., Suite 215
Menlo Park, California  94025
Attention:  Robert M. Smith
Fax: (650) 462-7499


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

Each such notice, request or other communication shall be given (i) by hand delivery, (ii) by certified mail or (iii) by nationally recognized courier service. Each such notice, request or communication shall be effective when delivered at the address specified in this Section 11.1 (or in accordance with the latest unrevoked direction from the receiving party).

         Section 11.2 Headings. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 11.3 Survival of Representations and Warranties. All representations and warranties of Spectrian and Newco and Parent contained herein or made pursuant hereto shall survive the Closing Date for a period of 18 months after the Closing Date, notwithstanding any investigation or examination of or knowledge with respect to, the subject matter thereof by or on behalf of Spectrian, Newco or Parent; provided, however, such representations and warranties shall survive for the applicable statute of limitations in the event of fraud or intentional misrepresentation with respect thereto; provided, further, the representations and warranties made pursuant to Section 5.13 shall survive for a period of 24 months after the Closing Date; provided, further, the representations and warranties made pursuant to Sections 5.18 and 5.20 shall survive for the applicable statute of limitations. Any right of indemnification pursuant to Article 10 hereof with respect to a claimed breach of a representation or warranty shall expire at the date of termination of the representation or warranty claimed to be breached (the "Termination Date"), unless on or prior to the Termination Date the party from whom indemnification is sought shall have received notice in accordance with the provisions of
Section 10.5 herein and the Escrow Agreement.

         Section 11.4 Severability. If any provision of this Agreement, or the application thereof to any person, place or circumstances, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect; provided, however, that in the event that the terms and conditions of this Agreement are materially altered as a result of this paragraph, the parties hereto will renegotiate the terms and conditions of this Agreement to resolve any inequities.

         Section 11.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         Section 11.6 Entire Agreement; No Third Party Beneficiaries. This Agreement and the Confidentiality Agreement constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. Except as specifically provided herein or therein, such agreements are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder or thereunder.

         Section 11.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

         Section 11.8 Publicity. Except as may be required by applicable securities laws upon the advice of counsel, neither Spectrian, on the one hand, nor Newco or Parent, on the other hand, shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

         Section 11.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that Parent may assign its rights, interests and obligations hereunder to a wholly-owned subsidiary of Parent without the prior written consent of Spectrian, provided that, prior to any such assignment, Parent executes and delivers to Spectrian a written guaranty, in form reasonably satisfactory to Spectrian, of the performance of all of Newco's obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. In addition, in the event Spectrian sells all or substantially all of its assets, Spectrian shall cause the buyer thereof to assume Spectrian's obligations hereunder and, subject to the confidentiality provisions contained herein, shall notify Parent in writing of the proposed sale and provide evidence of the assumption of Spectrian's obligations by the buyer of its assets.

                        *           *            *



                      [THIS SPACE LEFT INTENTIONALLY BLANK]

         IN WITNESS WHEREOF, Parent, Newco and Spectrian have caused this Agreement to be signed by their respective parties thereunto duly authorized, all of the date first written above.

                                   CREE, INC.

                                   By:  /s/ F. Neal Hunter
                                        ------------------
                                        F. Neal Hunter
                                        Chairman and Chief Executive Officer

                                   ZOLTAR ACQUISITION, INC.

                                   By:  /s/ F. Neal Hunter
                                        ------------------
                                        F. Neal Hunter
                                        Chief Executive Officer

                                   SPECTRIAN CORPORATION

                                   By:   /s/ Garrett A. Garrettson
                                         -------------------------
                                         Garrett A. Garrettson
                                         Chairman of the Board

LIST OF OMITTED EXHIBITS AND ATTACHMENTS

The following schedules and attachments have been omitted from this filing:

Schedule 2.2(a)(ii), Software
Schedule 2.2(a)(ii), Business Equipment
Schedule 2.2(a)(v), Acquired Contracts
Schedule 2.3(a)(ii)(A), Business Accounts Payable
Schedule 5.4(i), UltraRF Statement of Business Assets and Liabilities as of March 31, 1999 and March 31, 2000 (Unaudited)
Schedule 5.4(ii), UltraRF Statement of Operations, Fiscal Years Ending March 31, 1998, March 31, 1999, and March 31, 2000 (Unaudited)
Schedule 5.4(iii), UltraRF Statement of Operations for Six Month Period Ended October 1, 2000 (Unaudited)
Schedule 5.4(iv), UltraRF Statement of Business Assets and Liabilities as of October 1, 2000 (Unaudited)
Schedule 5.5, Title to Acquired Assets
Schedule 5.6, Absence of Certain Changes or Events
Schedule 5.7, Employment Matters
Schedule 5.8, Employee Benefit Plans and Amounts of Unfunded Retirement Liabilities
Schedule 5.9, Litigation
Schedule 5.10, Compliance with Laws
Schedule 5.11, Contracts

Schedule 5.13, Intellectual Property
Schedule 5.18, Environmental Compliance
Schedule 5.20, Taxes
Schedule 7.1, Covenants of Spectrian Relating to Conduct of Business
Schedule 7.5, Employee Benefits
Schedule 7.22, Employee Benefits
Schedule 8.2(g), Required Third Party Consents
Schedule 8.2(i), Patent Opinion

Annex I:
         Form of Escrow Agreement
         Form of Development Agreement
         Employment Agreement with Johan Darmawan
         Employment Agreement with Joe Hornung
         Employment Agreement with John P. Quinn
         Employment Agreement with Christopher Tubis
         Employment Agreement with Jay Vyas
         Form of Transition Services Agreement
         Form of Purchase and Supply Agreement
         Form of Registration Rights Agreement
         Form of Assignment and License Agreement

Cree hereby agrees to furnish supplementally to the Commission a copy of any omitted exhibit or attachment upon request.